Exhibit 99.1

Explanatory Note

Internap Corporation (the "Company") is filing this exhibit (the “ Exhibit") to retrospectively adjust certain financial information and related disclosures included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 ("Annual Report"), which was filed with the Securities and Exchange Commission ("SEC") on February 18, 2016. Effective January 1, 2016, we changed our organizational structure in an effort to create more effective and efficient operations and to improve customer and product focus. In that regard, we revised the information that our chief executive officer, who is also our chief operating decision maker, regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning January 1, 2016, we report our financial performance based on our new segments, which are (1) data center and network services and (2) cloud and hosting services. In addition, in conjunction with the change in our organizational structure, we reclassified certain costs included in the expense categories on our consolidated statement of operations, which resulted in the following: a reclassification of “Sales and marketing” and “General and administrative” to “Sales, general and administrative” and “Direct costs of amortization of acquired and developed technologies” to “Depreciation and amortization” included on our consolidated statements of operations. Prior periods have been restated to conform with the new presentation. Further, effective January 1, 2016, the Company adopted new guidance the Financial Accounting Standards Board Accounting Standards Update ("ASU") 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, and applied it retrospectively to all periods presented.

This Exhibit is being filed solely to reflect the changes noted above, and accordingly, the following Items of the Annual Report are being adjusted retrospectively:

•	Part I, Item 1. Business;
•	Part II, Item 6. Selected Financial Data;
•	Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and
•	Part II, Item 8. Financial Statements and Supplementary Data from Internap Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

All other information in the Annual Report is not materially affected by the changes noted above, and as such, remains unchanged. Unaffected items and unaffected portions of the Annual Report have not been repeated in, and are not amended or modified by, this Exhibit.

The information in this Exhibit with respect to the Company should be read in conjunction with the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016, which were filed with the SEC on May 5, 2016, August 4, 2016 and November 3, 2016, respectively. This Current Report and Exhibit 99.1 does not reflect events that may have occurred subsequent to the original filing date of the Annual Report, and does not modify or update in any way the disclosures made in the Annual Report other than as required to retrospectively reflect the segment changes and the adoption of ASU 2015-03, as described above. For information on developments since the filing of the Annual Report, please refer to the Company's subsequent filings with the SEC. The information contained this Exhibit is not an amendment to, or a restatement of, the Annual Report.

Table of Contents

Item		Page
Part I

Item 1	Business	2

Part II

Item 6	Selected Financial Data	8
Item 7	Management’s Discussion and Analysis of Financial Condition and Results of Operations	9
Item 8	Financial Statements and Supplementary Data	22

FORWARD-LOOKING STATEMENTS

This Exhibit contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding industry trends, our future financial position and performance, business strategy, revenues and expenses in future periods, projected levels of growth and other matters that do not relate strictly to historical facts. These statements are often identified by words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “forecasts,” “plans,” “intends,” “continue,” “could” or “should,” that an “opportunity” exists, that we are “positioned” for a particular result, statements regarding our vision or similar expressions or variations. These statements are based on the beliefs and expectations of our management team based on information currently available. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by forward-looking statements. Important factors currently known to our management that could cause or contribute to such differences include, but are not limited to, those referenced in Item 1A “Risk Factors” included in the Annual Report, which was filed with the SEC on February 18, 2016. We undertake no obligation to update any forward-looking statements as a result of new information, future events or otherwise.

As used herein, except as otherwise indicated by context, references to “we,” “us,” “our,” “Internap” or the “Company” refer to Internap Corporation and our subsidiaries.

PART I

ITEM 1. BUSINESS

Overview

Our vision is to help people build and manage the world’s best performing Internet infrastructure. Today, our infrastructure services power many of the applications that shape the way we live, work and play. Internap’s hybrid Internet infrastructure services deliver “performance without compromise” – blending virtual and bare-metal cloud, hosting and colocation services across a global network of data centers, optimized from the application to the end user and backed by our team of dedicated professionals. Many of the world’s most innovative companies rely on us to make their applications faster and more scalable.

Our Industry

Internap competes in the large and fast-growing market for Internet infrastructure services (outsourced data center, compute, storage and network services). Three complementary trends are driving demand for Internet infrastructure services: the growth of the digital economy, the outsourcing of information technology (“IT”) and the adoption of cloud computing.

The Growth of the Digital Economy

The digital economy continues to impact existing business models with a new generation of networked applications. Widespread adoption of mobile Internet devices combined with rising expectations around the performance and availability of both consumer and business applications places increasing pressure on enterprises to deliver a seamless end-user experience on any device at any time at any location. Simultaneously, Software-as-a-Service models have changed data usage patterns with information traditionally maintained on individual machines and back-office servers now being streamed across the Internet. These applications require new diligence and focus on predictable performance and data security. Finally, the growth of big data analytics is giving rise to a new breed of “fast data” applications that collect and analyze massive amounts of data in real time to drive immediate business decisions – for example, real-time ad bidding platforms and personalized e-commerce portals.

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The Outsourcing of IT

As distributed applications, security concerns and compliance issues are placing new burdens on the traditional IT model and driving new costs and complexity, IT organizations are increasingly turning to infrastructure outsourcing to free up valuable internal resources to focus on their core business, improve service levels and lower the overall cost of their IT operations. The macro-economic trends over the past several years have led to a reduction of operating and capital budgets. Companies are forced to balance this growing complexity with a cost-cutting culture and staff resource limitations that require they do more with less.

The Adoption of Cloud Computing

Amidst this environment, the emergence of public cloud Infrastructure-as-a-Service (“IaaS”) offerings has accelerated digital innovation by lowering the barrier to entry for new business creation. IaaS offerings allow new enterprises to procure and pay for infrastructure on an as-needed basis while minimizing upfront operating expenses, reducing complexity and increasing agility.

Although most organizations initially rely on cloud services for non-mission critical workloads, such as testing and development, growing adoption and the maturation of cloud platforms have increased confidence in migrating key business applications to the cloud. This, in turn, has led to a new generation of applications that are being architected from the ground up, to run on standardized public cloud infrastructure.

Our Business

The Internet infrastructure services market comprises a range of infrastructure offerings that have emerged in response to shifting business and technology drivers. Internap competes specifically in the markets for retail colocation, hosting and IaaS. Different customer use cases and business requirements dictate the need for specific services or a combination of services enabled through hybridization.

Internap provides high-performance, hybrid Internet infrastructure services that make our customers’ applications faster and more scalable. We offer:

●	hybrid infrastructure services: customers can mix and match cloud, hosting and colocation for the optimal combination of services to meet specific application and business requirements;
●	availability across a global network of data centers;
●	patented network services that leverage our proprietary technologies to maximize uptime and minimize latency for customer applications; and
●	services backed by service level agreements (“SLAs”) and our team of dedicated support professionals.

Our Segments

Effective January 1, 2016, we changed our organizational structure in an effort to create more effective and efficient business operations and to improve customer and product focus. In that regard, we revised the information that our chief executive officer, who is also our chief operating decision maker, regularly reviews for purposes of allocating resources and assessing performance.  As a result, beginning January 1, 2016, we now report our financial performance based on our two new reportable segments, Data Center and Network Services and Cloud and Hosting Services, as follows:

Data Center and Network Services

Our Data Center and Network Services segment consists of colocation and Internet Protocol (“IP”) connectivity services.

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Colocation

Colocation involves providing physical space within data centers and associated services such as power, interconnection, environmental controls, monitoring and security while allowing our customers to deploy and manage their servers, storage and other equipment in our secure data centers. We sell our colocation services at 51 data centers across North America, Europe and the Asia-Pacific region. We refer to 15 of these facilities as “company-controlled,” meaning we control the data center operations, staffing and infrastructure and have negotiated long-term leases for the facilities. For company-controlled facilities, in most cases we design the data center infrastructure, procure the capital equipment, deploy the infrastructure and are responsible for the operation and maintenance of the facility. We refer to the remaining 36 data centers as “partner” sites. In these locations, a third party designs and deploys the infrastructure and provides for the operation and maintenance of the facility.

IP Connectivity

IP connectivity includes our patented Performance IP™ service, content delivery network services, IP routing hardware and software platform and Managed Internet Route Optimizer™ Controller. By intelligently routing traffic with redundant, high-speed connections over multiple, major Internet backbones, our IP connectivity provides high-performance and highly-reliable delivery of content, applications and communications to end users globally. We deliver our IP connectivity through 86 IP service points around the world.

Cloud and Hosting Services

Our cloud and hosting services segment consists of hosted Infrastructure-as-a-Service as a cloud platform or via managed hosting. For both Infrastructure-as-a-Service options, we provision and maintain the hardware, data center infrastructure and interconnection, while allowing our customers to own and manage their software applications and content.

Cloud

Cloud services involve providing compute and storage services via an integrated platform that includes servers, storage and network. We built our next generation cloud platform with our high-density colocation, Performance IP service and OpenStack, a leading open source technology for cloud services. We deliver our cloud services in eight locations across North America, Europe and the Asia-Pacific region.

Managed Hosting

Managed hosting involves providing a single tenant infrastructure environment consisting of servers, storage and network. We deliver this customizable infrastructure platform based on enterprise-class technology to support complex application and compliance requirements for our customers. We deliver our managed hosting services in 11 locations across North America, Europe and the Asia-Pacific region.

Additional information regarding our segments can be found in note 12 to the accompanying consolidated financial statements.

Operational Alignment

As part of our ongoing efforts to streamline our operations and drive efficiencies, following year-end we evaluated our operational model and re-aligned several departmental structures and personnel. We have completed the following actions to date:

•	combining the marketing and business development organizations into a single group with a unified vision;
•	re-aligning parts of our customer support organization to enable enhanced focus on supporting individual lines of business; and
•	merging management of our Network Operations Centers (“NOCs”) under the operations team which they support.

We will continue to evaluate and implement changes in people, process, and systems to improve efficiency and effectiveness. In addition, we are evaluating how these changes will affect our financial reporting.

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Data Centers, Private Network Access Points and CDN POPs

Our data centers and private network access points (“P-NAPs”) feature multiple direct high-speed connections to major Internet service providers (“ISPs”). We have data centers, P-NAPs and CDN POPs in the following markets, some of which have multiple sites:

Internap operated	Domestic sites operated under third party agreements		International sites operated under third party agreements
Atlanta	Atlanta	Orange County	Amsterdam	Paris
Boston	Boston	San Diego	Frankfurt	Singapore
Dallas	Chicago	Philadelphia	Hong Kong	Sydney
Houston	Dallas	Phoenix	London	Tokyo (1)
Los Angeles	Denver	San Francisco	Osaka (1)	Toronto
Montreal	Los Angeles	San Jose
New York Metro	Miami	Santa Clara
Santa Clara	New York Metro	Seattle
Seattle	Oakland	Washington DC

(1)	Through our joint venture in Internap Japan Co., Ltd. (“Internap Japan”) with NTT-ME Corporation and Nippon Telegraph and Telephone Corporation (“NTT Holdings”).

Financial Information about Geographic Areas

During each of the years ended December 31, 2015 and 2014, we derived more than 10% of our total revenues from operations outside the United States. During the year ended December 31, 2013, we derived less than 10% of our total revenues from operations outside the United States. We summarize our geographic information in note 12 to the accompanying consolidated financial statements.

Research and Development

Research and development costs are included in general and administrative costs and are expensed as incurred. These costs primarily relate to our development and enhancement of IP routing technology, hosting and cloud technologies and network engineering costs associated with changes to the functionality of our services. Research and development costs were $2.2 million, $2.8 million and $2.1 million during the years ended December 31, 2015, 2014 and 2013, respectively. These costs do not include $6.5 million, $8.5 million and $7.5 million of internal-use and available for sale software costs capitalized during the years ended December 31, 2015, 2014 and 2013, respectively.

Customers

As of December 31, 2015, we had approximately 11,000 customers in various industries. We serve the following key industries: software and Internet, including advertising technology; media and entertainment, including gaming; business services; hosting and IT infrastructure; health care technology infrastructure and telecommunications. Our customer base is not concentrated in any particular industry; in each of the past three years, no single customer accounted for 10% or more of our revenues.

Competition

The market for Internet infrastructure services is intensely competitive, remains highly fragmented and is characterized by rapid innovation, steady price erosion and consolidation. We believe that the principal factors of competition for service providers in our target markets include breadth of product offering, product features and performance, level of customer service and technical support, price and brand recognition. We believe that we can compete on the basis of these factors to varying degrees. Our current and potential competition primarily consists of:

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●	colocation, hosting and cloud providers, including Amazon Web Services; CenturyLink, Inc.; CyrusOne Inc.; Digital Realty Trust, Inc.; Equinix, Inc.; Microsoft Azure; Rackspace Hosting, Inc.; Softlayer (IBM); and QTS Realty Trust, Inc.; and
●	ISPs that provide connectivity services and storage solutions, including AT&T Inc.; Akamai Technologies, Inc.; Cogent Communications Holdings, Inc.; Level 3 Communications, Inc.; Verizon Communications Inc. and Zayo Group, LLC.

Our Competitive Differentiation

Internap aims to be the partner of choice for people developing the world’s most innovative applications by creating and operating the best-performing Internet infrastructure. We are uniquely positioned to help our customers make their applications faster and more scalable in the following ways:

Our High-Performance Service Offering

Providing the best performing infrastructure services is in Internap’s DNA. The company was founded 20 years ago to provide a better way to deliver packets across the Internet and, today, our Performance IP service is a leading standard for business Internet connectivity. As we have expanded and evolved our business, delivering the best performance has remained our focus starting with the design of company-controlled data centers, which are the foundation for our hybrid infrastructure services and feature industry-leading power densities and complete infrastructure redundancy to efficiently support business growth while minimizing downtime.

Similarly, we have designed our public cloud offering to support high-performance workloads with bare-metal and virtual computing options built atop the open-source OpenStack cloud computing platform. Our bare-metal cloud supports big data applications better than virtualized cloud alternatives by delivering faster throughput and processing, more consistent performance by removing the “noisy neighbor effect” and more efficient price to performance – with significant cost savings over nominal virtual equivalents.

Our Hybrid Approach to Internet Infrastructure and Hosting Venue Interoperability

We believe the breadth of our services offering provides additional compelling differentiation. Customers require a range of infrastructure offerings to support specific workload, business and compliance, and we are unique in our ability to allow customers to easily mix and match colocation, cloud and hosting (virtual and physical, managed and unmanaged environments) to create the best-fit infrastructure for their application and business requirements.

Our infrastructure services seamlessly interconnect via a single unified network to enable hybridized IT environments for maximum scalability, efficiency and flexibility. Our unified customer portal provides a single pane of glass view into customers’ hybrid infrastructure, allowing them to provision, manage and monitor colocation, hosting and cloud environments through a single, robust interface. This simplifies management of the colocation footprint, minimizes expensive trips to the data center and enables customers to easily leverage cloud-to-colocation hybridization for immediate access to elastic, on-demand resources.

Our Customer Support

Ultimately, our services are only as strong as the people behind them. Internap’s award-winning, fully-redundant NOCs deliver outstanding service and act as a virtual extension of our customers’ infrastructure teams. Our NOCs are staffed by experienced engineers who proactively monitor our services and network to resolve issues before problems arise. The performance and availability of our services is mission-critical to our customers and we guarantee those services with a competitive SLA, which features proactive alerts and credits.

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Intellectual Property

Our success and ability to compete depend in part on our ability to develop and maintain the proprietary aspects of our IT infrastructure services and operate without infringing on the proprietary rights of others. We rely on a combination of patent, trademark, trade secret and contractual restrictions to protect our proprietary technology. As of December 31, 2015, we had 22 patents (17 issued in the United States and 5 issued internationally) that extend to various dates between 2017 and 2031, and 14 registered trademarks in the United States. Although we believe the protection afforded by our patents, trademarks and trade secrets has value, the rapidly changing technology in our industry and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our employees rather than on the protection afforded by patent, trademark and trade secret laws. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us.

Employees

As of December 31, 2015, we had approximately 650 employees. None of our employees are represented by a labor union, and we have not experienced any work stoppages.

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PART II

ITEM 6. SELECTED FINANCIAL DATA

We have derived the selected financial data shown below from our audited consolidated financial statements. You should read the following in conjunction with the accompanying consolidated financial statements and related notes contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this Annual Report on Form 10-K.

	Year Ended December 31,
	2015	2014	2013 (1)	2012	2011 (2)
(in thousands, except per share data)
Consolidated Statements of Operations and Comprehensive Loss Data:
Revenues	$318,293	$334,959	$283,342	$273,592	$244,628
Operating costs and expenses:
Direct costs of sales and services, exclusive of depreciation and amortization, shown below	131,440	144,946	132,012	130,954	120,310
Direct costs of customer support	36,475	36,804	29,687	26,664	21,278
Sales, general and administrative	81,340	81,859	74,568	69,923	63,704
Depreciation and amortization	92,655	81,169	53,148	40,865	40,426
Exit activities, restructuring and impairments	2,278	4,520	1,414	1,422	2,833
Total operating costs and expenses	344,188	349,298	290,829	269,828	248,551
(Loss) income from operations	(25,895)	(14,339)	(7,487)	3,764	(3,923)
Non-operating expenses	26,408	26,775	12,841	7,849	3,866
Loss before income taxes and equity in (earnings) of equity-method investment	(52,303)	(41,114)	(20,328)	(4,085)	(7,789)
(Benefit) provision for income taxes	(3,660)	(1,361)	(285)	453	(5,612)
Equity in (earnings) of equity-method investment, net of taxes	(200)	(259)	(213)	(220)	(475)
Net loss	$(48,443)	$(39,494)	$(19,830)	$(4,318)	$(1,702)

Net loss per share:
Basic and diluted	$(0.93)	$(0.77)	$(0.39)	$(0.09)	$(0.03)

	December 31,
	2015	2014	2013 (1)	2012	2011 (2)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$17,772	$20,084	$35,018	$28,553	$29,772
Total assets	554,611	590,735	612,979	400,712	356,710
Credit facilities, due after one year, and capital lease obligations, less current portion	370,693	356,686	346,800	136,555	94,673
Total stockholders’ equity	114,436	150,336	182,210	195,605	192,170

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	Year Ended December 31,
	2015	2014	2013	2012	2011
Other Financial Data:
Capital expenditures, net of equipment sale-leaseback transactions	$57,157	$77,408	$62,798	$74,947	$68,542
Net cash flows provided by operating activities	40,208	53,248	33,683	43,742	28,630
Net cash flows used in investing activities	(57,157)	(75,727)	(208,086)	(79,697)	(96,265)
Net cash flows provided by financing activities	15,290	7,924	180,810	34,571	37,901

(1)	On November 26, 2013, we completed our acquisition of iWeb. We allocated the purchase price to iWeb’s net tangible and intangible assets based on their estimated fair values as of November 26, 2013. We recorded the excess purchase price over the value of the net tangible and identifiable intangible assets as goodwill.
(2)	On December 30, 2011, we completed our acquisition of Voxel Holdings, Inc. (“Voxel”). We allocated the purchase price to Voxel’s net tangible and intangible assets based on their estimated fair values as of December 30, 2011. We recorded the excess purchase price over the value of the net tangible and identifiable intangible assets as goodwill. In addition, as a result of our purchase price accounting, our net loss was reduced by a $6.1 million deferred tax benefit that offset our existing income tax expense of $0.5 million.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the accompanying consolidated financial statements and notes provided under Part II, Item 8 of this Annual Report on Form 10-K.

2015 Financial Highlights and Outlook

We believe all successful companies need to compete well in three dimensions: market, product and execution.

Market

We compete in a very large total addressable market that has seen recent growth between 10% and 20%. In addition, the market remains fragmented and, given our current size and revenue base, we believe we have an opportunity for growth. Our ability to take advantage of this market depends, in large part, on effective positioning with our target customers who understand and value the performance capabilities of our offerings.

Product

At a high level, there are two primary strategies to successfully compete in the IT infrastructure services market. The first strategy is to compete on scale and low cost. The second strategy is to compete as a value-added solutions provider with a differentiated and integrated product set. We are pursuing this second strategy. Our high-performance, hybrid infrastructure services position us to compete with a performance-based value proposition. We continue to invest in innovation and patentable technology to enhance our differentiated high-performance value proposition, in the areas of cloud, hosting and patented IP.

Execution

We put in place key growth initiatives in 2015 to improve company-wide growth, including salesforce productivity initiatives, proactive churn mitigation and account management and new and enhanced product and service offerings. We will continue to focus on these and other initiatives with a goal to drive growth and efficiencies. In addition to these growth initiatives, in early 2016, we began to restructure our business as noted in “Part I – Item 1. Business” with a goal of re-aligning our operations to streamline processes, cut costs and gain efficiencies. We expect these initiatives to drive stockholder value over the next 12 to 18 months.

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Results

We continued our efforts to shift our product mix to the more profitable parts of our business, specifically core data center services, which includes company-controlled colocation, hosting and cloud services. Shifting our product mix to higher margin core data center services allows us to more efficiently utilize our company-controlled data center space and increase the revenue per square foot of occupied space. Additionally, we believe our ability to increase average revenue per customer is indicative of not only the trend toward companies outsourcing their IT services, but also reflective of our ability to capture a larger proportion of the enterprise customers spend for high-performance IT infrastructure services.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin, a non-GAAP performance measure, increased 150 basis points to 25.0% for the year ended December 31, 2015, compared to 23.5% for the same period in 2014. We calculate adjusted EBITDA margin as adjusted EBITDA, defined below in “—Non-GAAP Financial Measures,” as a percentage of revenues. We will continue to focus on enhancing margin in 2016 through product mix shift, hybridized product offerings and other efficiency initiatives.

Non-GAAP Financial Measures

We report our consolidated financial statements in accordance with GAAP. We present the non-GAAP performance measures of adjusted EBITDA and adjusted EBITDA margin, discussed above in “—2015 Financial Highlights and Outlook,” to assist us in explaining underlying performance trends in our business, which we believe will enhance investors’ ability to analyze trends in our business and evaluate our performance relative to other companies. We define adjusted EBITDA as loss from operations plus depreciation and amortization, loss (gain) on disposals of property and equipment, exit activities, restructuring and impairments, stock-based compensation, strategic alternatives and related costs and acquisition costs.

As a non-GAAP financial measure, adjusted EBITDA should not be considered in isolation of, or as a substitute for, net loss, income from operations or other GAAP measures as an indicator of operating performance. Our calculation of adjusted EBITDA may differ from others in our industry and is not necessarily comparable with similar titles used by other companies.

The following table reconciles adjusted EBITDA to loss from operations as presented in our consolidated statements of operations and comprehensive loss:

	Year Ended December 31,
	2015	2014	2013
Loss from operations	$(25,895)	$(14,339)	$(7,487)
Depreciation and amortization, including amortization of acquired and developed technologies	92,655	81,169	53,148
Loss on disposals of property and equipment, net	674	112	9
Exit activities, restructuring and impairments	2,278	4,520	1,414
Stock-based compensation	8,781	7,182	6,743
Strategic alternatives and related costs (1)	1,133	—	—
Acquisition costs	—	85	4,210
Adjusted EBITDA	$79,626	$78,729	$58,037

(1)	Primarily legal and other professional fees incurred in connection with the evaluation by our board of directors of strategic alternatives and related shareholder communications. We include these costs in “General and administrative” in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2015.

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Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which we have prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those summarized below. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances; the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

In addition to our significant accounting policies summarized in note 2 to our accompanying consolidated financial statements, we believe the following policies are the most sensitive to judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition

We generate revenues primarily from the sale of data center services, including colocation, hosting and cloud, and IP services. Our revenues typically consist of monthly recurring revenues from contracts with terms of one year or more and we typically recognize the monthly minimum as revenue each month. We record installation fees as deferred revenue and recognize the revenue ratably over the estimated customer life, which was approximately six years for 2015, 2014 and 2013.

For multiple-deliverable revenue arrangements we allocate arrangement consideration at the inception of an arrangement to all deliverables using the relative selling price method. The hierarchy for determining the selling price of a deliverable includes (a) vendor-specific objective evidence, if available, (b) third-party evidence, if vendor-specific objective evidence is not available and (c) best estimated selling price, if neither vendor-specific nor third-party evidence is available.

We determine third-party evidence based on the prices charged by our competitors for a similar deliverable when sold separately. Our determination of best estimated selling price involves a weighting of several factors including, but not limited to, pricing practices and market conditions. We analyze the selling prices used in our allocation of arrangement consideration on an annual basis at a minimum.

We account for each deliverable within a multiple-deliverable revenue arrangement as a separate unit of accounting if both of the following criteria are met: (a) the delivered item or items have value to the customer on a standalone basis and (b) for an arrangement that includes a general right of return relative to the delivered item(s), we consider delivery or performance of the undelivered item(s) probable and substantially in our control. We consider a deliverable to have standalone value if we sell this item separately or if the item is sold by another vendor or could be resold by the customer. Further, our revenue arrangements generally do not include a right of return for delivered services. We combine deliverables not meeting the criteria for being a separate unit of accounting with a deliverable that does meet that criterion. We then determine the appropriate allocation of arrangement consideration and recognition of revenue for the combined unit of accounting.

We routinely review the collectability of our accounts receivable and payment status of our customers. If we determine that collection of revenue is uncertain, we do not recognize revenue until collection is reasonably assured. Additionally, we maintain an allowance for doubtful accounts resulting from the inability of our customers to make required payments on accounts receivable. We base the allowance for doubtful accounts upon general customer information, which primarily includes our historical cash collection experience and the aging of our accounts receivable. We assess the payment status of customers by reference to the terms under which we provide services or goods, with any payments not made on or before their due date considered past-due. Once we have exhausted all collection efforts, we write the uncollectible balance off against the allowance for doubtful accounts. In addition, we record a reserve amount for potential credits to be issued under our SLAs and other sales adjustments.

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Goodwill and Other Intangible and Long-lived Assets

Our annual assessment of goodwill for impairment, performed each year on August 1 absent any impairment indicators or other changes that may cause more frequent analysis, includes comparing the fair value of each reporting unit to the carrying value, referred to as “step one.” We estimate fair value using a combination of discounted cash flow models and market approaches. If the fair value of a reporting unit exceeds its carrying value, goodwill is not impaired and no further testing is necessary. If the carrying value of a reporting unit exceeds its fair value, we perform a second test, referred to as “step two,” to measure the amount of impairment to goodwill, if any. To measure the amount of any impairment, we determine the implied fair value of goodwill in the same manner as if we were acquiring the affected reporting unit in a business combination. Specifically, we allocate the fair value of the affected reporting unit to all of the assets and liabilities of that unit, including any unrecognized intangible assets, in a hypothetical calculation that would yield the implied fair value of goodwill. If the implied fair value of goodwill is less than the goodwill recorded on our consolidated balance sheet, we record an impairment charge for the difference.

We base the impairment analysis of goodwill on estimated fair values. Our assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time we perform the valuation. These estimates and assumptions primarily include, but are not limited to, discount rates; terminal growth rates; projected revenues and costs; projected EBITDA for expected cash flows; market comparables and capital expenditures forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to the inherent uncertainty involved in making these estimates, actual results could differ from our estimates and could result in additional non-cash impairment charges in the future.

Other intangible assets have finite lives and we record these assets at cost less accumulated amortization. We record amortization of acquired technologies using the greater of (a) the ratio of current revenues to total and anticipated future revenues for the applicable technology or (b) the straight-line method over the remaining estimated economic life. We amortize the cost of the acquired technologies over their useful lives of five to eight years and 10 to 15 years for customer relationships and trade names. We assess other intangible assets and long-lived assets on a quarterly basis whenever any events have occurred or circumstances have changed that would indicate impairment could exist. Our assessment is based on estimated future cash flows directly associated with the asset or asset group. If we determine that the carrying value is not recoverable, we may record an impairment charge, reduce the estimated remaining useful life or both.

Property and Equipment

We carry property and equipment at original acquisition cost less accumulated depreciation and amortization. We calculate depreciation and amortization on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives used for network equipment are generally five years; furniture, equipment and software are three to seven years; and leasehold improvements are 10 to 25 years or over the lease term, depending on the nature of the improvement. We capitalize additions and improvements that increase the value or extend the life of an asset. We expense maintenance and repairs as incurred. We charge gains or losses from disposals of property and equipment to operations.

Exit Activities and Restructuring

When circumstances warrant, we may elect to exit certain business activities or change the manner in which we conduct ongoing operations. If we make such a change, we will estimate the costs to exit a business, location, service contract or restructure ongoing operations. The components of the estimates may include estimates and assumptions regarding the timing and costs of future events and activities that represent our best expectations based on known facts and circumstances at the time of estimation. If circumstances warrant, we will adjust our previous estimates to reflect what we then believe to be a more accurate representation of expected future costs. Because our estimates and assumptions regarding exit activities and restructuring charges include probabilities of future events, such as our ability to find a sublease tenant within a reasonable period of time or the rate at which a sublease tenant will pay for the available space, such estimates are inherently vulnerable to changes due to unforeseen circumstances that could materially and adversely affect our results of operations. We monitor market conditions at each period end reporting date and will continue to assess our key assumptions and estimates used in the calculation of our exit activities and restructuring accrual.

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Income Taxes

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. We measure the tax benefits recognized in our accompanying consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties related to uncertain tax positions as part of the provision for income taxes and we accrue such items beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that we recognize the related tax benefits.

We maintain a valuation allowance to reduce our deferred tax assets to their estimated realizable value. Although we consider the potential for future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, if we determine we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to reduce the valuation allowance would increase net income in the period we made such determination. We may recognize deferred tax assets in future periods if and when we estimate them to be realizable and supported by historical trends of profitability and expectations of future profits within each tax jurisdiction.

Based on an analysis of our historic and projected future U.S. pre-tax income, we do not have sufficient positive evidence to expect a release of our valuation allowance against our U.S. deferred tax assets currently or within the next 12 months; therefore, we continue to maintain the full valuation allowance in the U.S.

Based on an analysis of past 12 quarters and projected future pre-tax income, we concluded that there is no longer sufficient positive evidence to support U.K.’s deferred tax assets position. Therefore, we established a full valuation allowance against U.K. deferred tax assets in 2015.

We reached the same conclusion regarding our foreign jurisdictions, other than the Canada, Germany and the Netherlands. Accordingly, we continue to maintain the full valuation allowance in all foreign jurisdictions, other than Canada, Germany and the Netherlands.

During 2015, the weight of positive evidence exceeded the weight of negative evidence for Germany and the Netherlands’ deferred tax assets. Accordingly, we released the valuation allowance set against Germany and the Netherlands’ deferred tax assets.

Stock-Based Compensation

We measure stock-based compensation cost at the grant date based on the calculated fair value of the award. We recognize the expense over the employee’s requisite service period, generally the vesting period of the award. The fair value of restricted stock is the market value on the date of grant. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with weighted average assumptions for the activity under our stock plans. Option pricing model input assumptions, such as expected term, expected volatility and risk-free interest rate, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop.

The expected term represents the weighted average period of time that we expect granted options to be outstanding, considering the vesting schedules and our historical exercise patterns. Because our options are not publicly traded, we assume volatility based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. We have also used historical data to estimate option exercises, employee termination and stock option forfeiture rates. Changes in any of these assumptions could materially impact our results of operations in the period the change is made.

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Capitalized Software Costs

We capitalize internal-use software development costs incurred during the application development stage. Amortization begins once the software is ready for its intended use and is computed based on the straight-line method over the economic life. Judgment is required in determining which software projects are capitalized and the resulting economic life.

Recent Accounting Pronouncements

Recent accounting pronouncements are summarized in note 2 to the accompanying consolidated financial statements.

Results of Operations

Revenues

We generate revenues primarily from the sale of data center services, IP services and cloud and hosting services.

Direct Costs of Sales and Services

Direct costs of sales and services are comprised primarily of:

●	costs for connecting to and accessing ISPs and competitive local exchange providers;
●	facility and occupancy costs, including power and utilities, for hosting and operating our equipment and hosting our customers’ equipment;
●	costs incurred for providing additional third party services to our customers; and
●	royalties and costs of license fees for operating systems software.

If a network access point is not colocated with the respective ISP, we may incur additional local loop charges on a recurring basis. Connectivity costs vary depending on customer demands and pricing variables while P-NAP facility costs are generally fixed. Direct costs of network, sales and services do not include compensation, depreciation or amortization.

Direct Costs of Customer Support

Direct costs of customer support consist primarily of compensation and other personnel costs for employees engaged in connecting customers to our network, installing customer equipment into P-NAP facilities and servicing customers through our NOCs. In addition, direct costs of customer support include facilities costs associated with the NOCs, including costs related to servicing our data center customers.

Sales, General and Administrative

Sales, general and administrative costs consist primarily of costs related to sales and marketing, compensation and other expense for executive, finance, product development, human resources and administrative personnel, professional fees and other general corporate costs.

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Results of Operations

The following table sets forth selected consolidated statements of operations and comprehensive loss data during the periods presented, including comparative information between the periods (dollars in thousands):

	Year Ended December 31,			Increase (decrease) from 2014 to 2015		Increase (decrease) from 2013 to 2014
	2015	2014	2013	Amount	Percent	Amount	Percent
Revenues:
Data center and network services	$213,040	$226,528	$230,945	$(13,488)	(6)%	$(4,417)	(2)%
Cloud and hosting services	105,253	108,431	52,397	(3,178)	(3)	56,034	107
Total revenues	318,293	334,959	283,342	(16,666)	(5)	51,617	18

Operating costs and expenses:
Direct costs of sales and services, exclusive of depreciation and amortization, shown below:
Data center and network services	104,105	115,820	114,847	(11,715)	(10)	973	1
Cloud and hosting services	27,335	29,126	17,165	(1,791)	(6)	11,961	70
Direct costs of customer support	36,475	36,804	29,687	(329)	(1)	7,117	24
Sales, general and administrative	81,340	81,859	74,568	(519)	(1)	7,291	10
Depreciation and amortization	92,655	81,169	53,148	11,486	14	28,021	53
Exit activities, restructuring and impairments	2,278	4,520	1,414	(2,242)	(50)	3,106	220
Total operating costs and expenses	344,188	349,298	290,829	(5,110)	(1)	58,469	20
Loss from operations	$(25,895)	$(14,339)	$(7,487)	$(11,556)	(81)	$(6,852)	(92)
Interest expense	$27,596	$26,742	$11,346	$854	3	$15,396	136
Benefit for income taxes	$(3,660)	$(1,361)	$(285)	$(2,299)	(169)%	$(1,076)	(378)%

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Segment Information

Effective January 1, 2016, as further described in note 12 to the consolidated financial statements, we operate in two business segments: data center and network services and cloud and hosting services. Segment results for each of the three years ended December 31, 2015 are summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues:
Data center and network services	$213,040	$226,528	$230,945
Cloud and hosting services	105,253	108,431	52,397
Total revenues	318,293	334,959	283,342

Direct costs of sales and services, exclusive of depreciation and amortization:
Data center and network services	104,105	115,820	114,847
Cloud and hosting services	27,335	29,126	17,165
Total direct costs of sales and services, exclusive of depreciation and amortization	131,440	144,946	132,012

Segment profit:
Data center and network services	108,935	110,708	116,098
Cloud and hosting services	77,918	79,305	35,232
Total segment profit	186,853	190,013	151,330

Exit activities, restructuring and impairments	2,278	4,520	1,414
Other operating expenses, including direct costs of customer support, depreciation and amortization	210,470	199,832	157,403
Loss from operations	(25,895)	(14,339)	(7,487)
Non-operating expense	26,408	26,775	12,841
Loss before income taxes and equity in (earnings) of equity-method investment	$(52,303)	$(41,114)	$(20,328)

Segment profit is calculated as segment revenues less direct costs of sales and services, exclusive of depreciation and amortization for the segment, and does not include direct costs of customer support. We view direct costs of sales and services as generally less-controllable, external costs and we regularly monitor the margin of revenues in excess of these direct costs. We also view the costs of customer support to be an important component of costs of revenues, but believe that the costs of customer support are more within our control and, to some degree, discretionary in that we can adjust those costs by managing personnel needs. We also have excluded depreciation and amortization from segment profit because it is based on estimated useful lives of tangible and intangible assets. Further, we base depreciation and amortization on historical costs incurred to build out our deployed network and the historical costs of these assets may not be indicative of current or future capital expenditures.

Years Ended December 31, 2015 and 2014

Data Center and Network Services

Revenues for data center and network services decreased 6%, to $213.0 million for the year ended December 31, 2015, compared to $226.5 million for the same period in 2014. The decrease was primarily due to a $10.2 million of lower IP connectivity revenue related to the continued decline in pricing for new and renewing customers and loss of legacy contracts and a $5.2 million decrease in partner colocation revenue, offset by a net $1.9 million increase in company-controlled colocation revenue. The IP connectivity and company-controlled revenue variances above are shown net of the impact of $1.3 million and $5.0 million reduction in revenue, respectively, resulting from customer churn as we migrated out of the New York metro data center into our Secaucus data center.

Direct costs of data center and network services, exclusive of depreciation and amortization, decreased 10%, to $104.1 million for the year ended December 31, 2015, compared to $115.8 million for the same period in 2014. The decrease was primarily due to the New York metro data center migration, lower variable costs related to a decline in revenue and cost reduction efforts.

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Cloud and Hosting Services

Revenues for cloud and hosting services decreased 3% to $105.3 million for the year ended December 31, 2015, compared to $108.4 million for the same period in 2014. The decrease is primarily due to churn driven by the acquisition of a large customer by a third party.

Direct costs of cloud and hosting services, exclusive of depreciation and amortization, decreased 6%, to $27.3 million for the year ended December 31, 2015, compared to $29.1 million for the same period in 2014. The decrease was primarily due to lower variable costs related to a decline in revenue.

Other Operating Costs and Expenses

Compensation . Total compensation and benefits, including stock-based compensation, were $81.1 million and $81.0 million for the years ended December 31, 2015 and 2014, respectively.

Stock-based compensation, net of amount capitalized, increased to $8.8 million during the year ended December 31, 2015 from $7.2 million during the same period in 2014. The increase was due to a net $1.8 million of executive transition stock-based compensation awards and forfeitures, partially offset by a net $0.7 million for the decreased vesting of awards in connection with the iWeb acquisition. T he following table summarizes the amount of stock-based compensation, net of estimated forfeitures, included in the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	2015	2014
Direct costs of customer support	$1,901	$1,448
Sales and marketing	2,101	1,147
General and administrative	4,779	4,587
	$8,781	$7,182

Direct Costs of Customer Support. Direct costs of customer support decreased to $36.5 million during the year ended December 31, 2015 from $36.8 million during the same period in 2014.

Sales, General and Administrative. Sales, general and administrative costs decreased to $81.3 million during the year ended December 31, 2015 from $81.9 million during the same period in 2014. The decrease was primarily due to a $2.5 million decrease in cash-based compensation from reduced headcount and bonus accrual, a $0.7 million decrease in taxes, a $0.7 million decrease in commissions, a $1.6 million decrease in marketing programs, partially offset by executive transition costs of $1.7 million for bonus and severance, a net $1.8 million in executive transition stock-based compensation awards and $1.1 million in strategic alternatives and related costs for legal and other professional fees.

Depreciation and Amortization. Depreciation and amortization increased to $92.7 million during the year ended December 31, 2015 from $81.2 million during the same period in 2014. The increase was primarily due to the effects of expanding our company-controlled data centers, including increased power capacity and servers, network infrastructure and capitalized software, and $14.0 million of additional amortization expense for the accelerated useful life of the iWeb trade name. We summarize the acceleration of the iWeb trade name in note 7 to the accompanying consolidated financial statements. The total increase of depreciation and amortization was partially offset by a decrease in the amortization of an intangible asset that we fully amortized in early 2015 resulting in less amortization expense in 2015 than in 2014.

Exit Activities, Restructuring and Impairments . Exit activities and impairments decreased to $2.3 million during the year ended December 31, 2015 from $4.5 million during the same period in 2014. The decrease was primarily due the more significant charges during the same period in 2014 related to initial exit activity charges related to ceasing use of a portion of data center space and subsequent plan adjustments.

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Interest Expense. Interest expense increased to $27.6 million during the year ended December 31, 2015 from $26.7 million during the same period in 2014. The increase was primarily due to increased borrowings under our credit agreement.

Benefit for Income Taxes . Benefit for income taxes increased to $3.7 million during the year ended December 31, 2015 from $1.4 million during the same period in 2014. The increase was primarily due to the change in benefit for the operational results of iWeb, partially offset by a $1.7 million reserve recorded against U.K. net deferred tax assets.

Years Ended December 31, 2014 and 2013

Data Center and Network Services

Revenues for data center and network services decreased 2%, to $226.5 million for the year ended December 31, 2014, compared to $230.9 million for the same period in 2013. The decrease was primarily due to a $5.9 million of lower IP connectivity revenue related to the continued decline in pricing for new and renewing customers and loss of legacy contracts and a $3.9 million decrease in partner colocation revenue, offset by a net $5.4 million increase in company-controlled colocation revenue.

Direct costs of data center and network services, exclusive of depreciation and amortization, remained fairly constant at $115.8 million for the year ended December 31, 2014, compared to $114.8 million for the same period in 2013.

Cloud and Hosting Services

Revenues for cloud and hosting services increased 107% to $108.4 million for the year ended December 31, 2014, compared to $52.4 million for the same period in 2013. The increase is primarily due to growth in the customer base of legacy cloud and hosting and $43.2 million of revenue attributable to iWeb.

Direct costs of cloud and hosting services, exclusive of depreciation and amortization, increased 70%, to $29.1 million for the year ended December 31, 2014, compared to $17.2 million for the same period in 2013. The increase was primarily due to higher variable costs related to growth in revenue and $7.8 million of direct costs attributable to iWeb.

Other Operating Costs and Expenses

Compensation . Total compensation and benefits, including stock-based compensation, were $81.0 million and $71.1 million for the years ended December 31, 2014 and 2013, respectively. The increase was primarily due to $12.0 million of expenses attributable to iWeb, partially offset by a $1.3 million decrease in cash-based compensation and a $0.9 million decrease in stock-based compensation.

Stock-based compensation, net of amount capitalized, increased to $7.2 million during the year ended December 31, 2014 from $6.7 million during the same period in 2013. The increase was primarily due to $1.3 million of expense for grants to certain iWeb employees after the acquisition, offset by a $0.9 million decrease in stock-based compensation unrelated to iWeb. The following table summarizes the amount of stock-based compensation, net of estimated forfeitures, included in the accompanying consolidated statements of operations and comprehensive loss (in thousands):

	2014	2013
Direct costs of customer support	$1,448	$1,108
Sales and marketing	1,147	1,110
General and administrative	4,587	4,525
	$7,182	$6,743

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Direct Costs of Customer Support. Direct costs of customer support increased to $36.8 million during the year ended December 31, 2014 from $29.7 million during the same period in 2013. The increase was primarily due to $6.6 million of expenses attributable to iWeb.

Sales, General and Administrative. Sales, general and administrative costs increased to $81.9 million during the year ended December 31, 2014 from $74.6 million during the same period in 2013. The increase was primarily due to $14.0 million of expenses attributable to iWeb, partially offset by a $3.3 million decrease in outside professional services, a $1.1 million decrease in bad debt expense, a $0.9 million decrease in stock-based compensation unrelated to iWeb and a $0.7 million decrease in cash-based compensation.

Depreciation and Amortization. Depreciation and amortization increased to $81.2 million during the year ended December 31, 2014 from $53.1 million during the same period in 2013. The increase was primarily due to the effects of expanding our company-controlled data centers, including increased power capacity and servers, network infrastructure and capitalized software, and $12.3 million of expense attributable to iWeb related to the amortization for the acquired assets and intangibles at purchase price accounting values.

Exit Activities, Restructuring and Impairments . Exit activities and impairments increased to $4.5 million during the year ended December 31, 2014 from $1.4 million during the same period in 2013. The increase was primarily due to initial exit activity charges related to ceasing use of certain data center space of $3.5 million, as well as plan adjustments in sublease income assumptions for certain properties included in our previously-disclosed plans of $1.1 million.

Interest Expense. Interest expense increased to $26.7 million during the year ended December 31, 2014 from $11.3 million during the same period in 2013. The increase was due to increased borrowings and interest rate under our credit agreement.

Benefit for Income Taxes . The benefit for income taxes increased to $1.4 million during the year ended December 31, 2014 from $0.3 million during the same period in 2013. The variance was primarily due to an income tax benefit created by the activity of iWeb and the reduction of a prior year uncertain tax position reserve.

Liquidity and Capital Resources

Liquidity

As of December 31, 2015, we had a deficit in working capital, which represented an excess of current liabilities over current assets due to our strategy to minimize interest costs by not accessing additional borrowing capacity under our revolving credit facility. We believe that cash flows from operations, together with our cash and cash equivalents and borrowing capacity under our revolving credit facility, will be sufficient to meet our cash requirements for the next 12 months and for the foreseeable future. If our cash requirements vary materially from what we expect or if we fail to generate sufficient cash flows from selling our services, we may require additional financing sooner than anticipated. We can offer no assurance that we will be able to obtain additional financing on commercially favorable terms, or at all, and provisions in our credit agreement limit our ability to incur additional indebtedness. Our anticipated uses of cash include capital expenditures of $40.0 to $50.0 million in 2016, working capital needs and required payments on our credit agreement and other commitments.

We have a history of quarterly and annual period net losses. During the year ended December 31, 2015, we had a net loss of $48.4 million. As of December 31, 2015, our accumulated deficit was $1.2 billion. We may not be able to sustain or increase profitability on a quarterly basis, and our failure to do so may adversely affect our business, including our ability to raise additional funds.

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Capital Resources

Credit Agreement. During 2013, we entered into a $350.0 million credit agreement, which provides for an initial $300.0 million term loan and a $50.0 million revolving credit facility, due November 26, 2018. We summarize the credit agreement in note 11 to the accompanying consolidated financial statements. Concurrently with the effective date and funding of the term loan, we acquired iWeb and paid off our previous credit facility.

As of December 31, 2015, the revolving credit facility had an outstanding balance of $31.0 million and we issued $4.1 million in letters of credit, resulting in $14.9 million in borrowing capacity. As of December 31, 2015, the term loan had an outstanding principal amount of $294.0 million, which we repay in $750,000 quarterly installments on the last day of each fiscal quarter, with the remaining unpaid balance due November 26, 2019. As of December 31, 2015, the interest rate on the revolving credit facility was 6% and term loan was 4.7%.

The credit agreement includes customary representations, warranties, negative and affirmative covenants, including certain financial covenants relating to maximum total leverage ratio, minimum consolidated interest coverage ratio and limitation on capital expenditures. As of December 31 2015, we were in compliance with these covenants. To take advantage of market opportunities or to provide flexibility, we may consider amending our credit agreement. Amendments typically require an up-front consent fee, as well as higher annual interest costs.

Capital Leases. Our future minimum lease payments on all remaining capital lease obligations at December 31, 2015 were $57.1 million. We summarize our existing capital lease obligations in note 11 to the accompanying consolidated financial statements.

Commitments and Other Obligations. We have commitments and other obligations that are contractual in nature and will represent a use of cash in the future unless the agreements are modified. Service and purchase commitments primarily relate to IP, telecommunications and data center services. Our ability to improve cash provided by operations in the future would be negatively impacted if we do not grow our business at a rate that would allow us to offset the purchase and service commitments with corresponding revenue growth.

The following table summarizes our commitments and other obligations as of December 31, 2015 (in thousands):

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	3-5 Years	More than 5 years

Term loan, including interest	$362,520	$20,816	$41,085	$300,619	$—
Revolving credit facility, including interest	36,742	1,466	2,932	32,344	—
Interest rate swap	728	728	—	—	—
Foreign currency contracts	1,019	715	304	—	—
Capital lease obligations, including interest	82,406	13,176	24,276	17,272	27,682
Exit activities and restructuring	5,160	2,874	1,696	590	—
Asset retirement obligation	4,950	200	1,366	—	3,384
Operating lease commitments	91,838	26,727	42,609	14,134	8,368
Service and purchase commitments	11,166	7,026	3,610	530	—
	$596,529	$73,728	$117,878	$365,489	$39,434

Cash Flows

Operating Activities

Year Ended December 31, 2015. Net cash provided by operating activities during the year ended December 31, 2015 was $40.2 million. We generated cash from operations of $52.5 million, while changes in operating assets and liabilities used cash from operations of $12.3 million. We expect to use cash flows from operating activities to fund a portion of our capital expenditures and other requirements and to meet our other commitments and obligations, including outstanding debt.

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Year Ended December 31, 2014 . Net cash provided by operating activities during the year ended December 31, 2014 was $53.2 million. We generated cash from operations of $52.6 million, while changes in operating assets and liabilities generated cash from operations of $0.6 million.

Year Ended December 31, 2013. Net cash provided by operating activities during the year ended December 31, 2013 was $33.7 million. Our net loss, after adjustments for non-cash items, generated cash from operations of $43.1 million, while changes in operating assets and liabilities used cash from operations of $9.4 million.

Investing Activities

Year Ended December 31, 2015. Net cash used in investing activities during the year ended December 31, 2015 was $57.2 million, primarily due to capital expenditures. These capital expenditures were related to the continued expansion and upgrade of our company-controlled data centers and network infrastructure.

Year Ended December 31, 2014. Net cash used in investing activities during the year ended December 31, 2014 was $75.7 million, primarily due to capital expenditures of $77.4 million, net of equipment sale-leaseback proceeds. Capital expenditures related to the continued expansion and upgrade of our company-controlled data centers and network infrastructure.

Year Ended December 31, 2013. Net cash used in investing activities during the year ended December 31, 2013 was $208.1 million, primarily due to the iWeb acquisition, net of cash received, of $144.5 million and capital expenditures of $62.8 million. Capital expenditures related to the continued expansion and upgrade of our company-controlled data centers and network infrastructure.

Financing Activities

Year Ended December 31, 2015. Net cash provided by financing activities during the year ended December 31, 2015 was $15.3 million, primarily due to $21.0 million of proceeds received from the revolving credit facility and a net $4.3 million proceeds from stock option activity, partially offset by principal payments of $10.9 million on our credit agreement and capital lease obligations.

Year Ended December 31, 2014. Net cash provided by financing activities during the year ended December 31, 2014 was $7.9 million, primarily due to $10.0 million of proceeds received from the revolving credit facility and a return of deposit collateral of $6.5 million, partially offset by principal payments of $8.9 million on our credit agreement and capital lease obligations.

Year Ended December 31, 2013. Net cash provided by financing activities during the year ended December 31, 2013 was $180.8 million, primarily due to $320.0 million proceeds received on the credit agreement, partially offset by principal payments of $120.7 million on our prior credit agreement and capital lease obligations and the payment of debt issuance costs of $12.4 million.

Off-Balance Sheet Arrangements

As of December 31, 2015, 2014 and 2013, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Other than our operating leases, we do not engage in off-balance sheet financial arrangements.

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ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Other Investments

Prior to 2013, we invested $4.1 million in Internap Japan. We account for this investment using the equity method and we have recognized $1.3 million in equity-method losses over the life of the investment, representing our proportionate share of the aggregate joint venture losses and income. The joint venture investment is subject to foreign currency exchange rate risk.

Interest Rate Risk

Our objective in managing interest rate risk is to maintain favorable long-term fixed rate or a balance of fixed and variable rate debt within reasonable risk parameters. At December 31, 2015, we had an interest rate swap with a notional amount starting at $150.0 million through December 30, 2016 with an interest rate of 1.5%. We summarize our interest rate swap activity in note 10 to the accompanying consolidated financial statements.

As of December 31, 2015, our long-term debt consisted of $294.0 million borrowed under our term loan and $31.0 million borrowed under our revolving credit facility. At December 31, 2015, the interest rate on the term loan and revolving credit facility was 6% and 4.7%, respectively. We summarize the credit agreement in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources—Credit Agreement” and in note 11 to the accompanying consolidated financial statements.

We are required to pay a commitment fee at a rate of 0.50% per annum on the average daily unused portion of the revolving credit facility, payable quarterly in arrears. In addition, we are required to pay certain participation fees and fronting fees in connection with standby letters of credit issued under the revolving credit facility.

We estimate that a change in the interest rate of 100 basis points would change our interest expense and payments by $3.3 million per year, assuming we do not increase our amount outstanding.

Foreign Currency Risk

As of December 31, 2015, the majority of our revenue was in U.S. dollars. However, our results of operations and cash flows are subject to fluctuations in foreign currency exchange rates. We also have exposure to foreign currency transaction gains and losses as the result of certain receivables due from our foreign subsidiaries. During the year ended December 30, 2015, we realized foreign currency gains of $0.8 million and we recorded unrealized foreign currency translation losses of $0.2 million, which we included in “Other comprehensive (loss) income,” both in the accompanying consolidated statement of operations and comprehensive loss. As we grow our international operations, our exposure to foreign currency risk could become more material.

We have foreign currency contracts to mitigate the risk of a portion of our Canadian employee benefit expense. These contracts will hedge foreign exchange variations between the United States and Canadian dollar through June 2017. During the year ended December 31, 2015, we recorded unrealized losses of $0.7 million, which we included in “Other comprehensive loss,” in the accompanying consolidated statement of operations and comprehensive loss.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Internap Corporation:

In our opinion, the consolidated financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Internap Corporation and its subsidiaries at December 31, 2015 and December 31, 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Report of Management on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2015 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Atlanta, GA

February 18, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in composition of reportable segments as discussed in Note 12, and the change in presentation of debt issuance costs as discussed in Note 2, as to which the date is November 23, 2016

F-1

INTERNAP CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Data center and network services	$213,040	$226,528	$230,945
Cloud and hosting services	105,253	108,431	52,397
Total revenues	318,293	334,959	283,342

Operating costs and expenses:
Direct costs of sales and services, exclusive of depreciation and amortization, shown below:
Data center and network services	104,105	115,820	114,847
Cloud and hosting services	27,335	29,126	17,165
Direct costs of customer support	36,475	36,804	29,687
Sales, general and administrative	81,340	81,859	74,568
Depreciation and amortization	92,655	81,169	53,148
Exit activities, restructuring and impairments	2,278	4,520	1,414
Total operating costs and expenses	344,188	349,298	290,829
Loss from operations	(25,895)	(14,339)	(7,487)

Non-operating expenses (income):
Interest expense	27,596	26,742	11,346
Loss on extinguishment of debt	—	—	881
(Gain) loss on foreign currency, net	(771)	4	261
Other (income) loss, net	(417)	29	353
Total non-operating expenses (income)	26,408	26,775	12,841

Loss before income taxes and equity in earnings of equity-method investment	(52,303)	(41,114)	(20,328)
Benefit for income taxes	(3,660)	(1,361)	(285)
Equity in earnings of equity-method investment, net of taxes	(200)	(259)	(213)

Net loss	(48,443)	(39,494)	(19,830)

Other comprehensive loss:
Foreign currency translation adjustment	(197)	(431)	(464)
Unrealized loss on foreign currency contracts	(745)	—	—
Unrealized gain (loss) on interest rate swap	84	(36)	(777)
Total other comprehensive loss	(858)	(467)	(1,241)

Comprehensive loss	$(49,301)	$(39,961)	$(21,071)

Basic and diluted net loss per share	$(0.93)	$(0.77)	$(0.39)

Weighted average shares outstanding used in computing basic and diluted net loss per share	51,898	51,237	51,135

The accompanying notes are an integral part of these consolidated financial statements.

F-2

INTERNAP CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$17,772	$20,084
Accounts receivable, net of allowance for doubtful accounts of $1,751 and $2,121, respectively	20,292	19,606
Deferred tax asset	—	633
Prepaid expenses and other assets	12,405	12,063
Total current assets	50,469	52,386

Property and equipment, net	328,700	342,145
Investment in joint venture	2,768	2,622
Intangible assets, net	32,887	52,545
Goodwill	130,313	130,313
Deposits and other assets	9,474	9,087
Deferred tax asset	—	1,637
Total assets	$554,611	$590,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,607	$30,589
Accrued liabilities	10,737	13,120
Deferred revenues	6,603	7,345
Capital lease obligations	8,421	7,366
Term loan, less discount of $1,784 and $1,676, respectively	1,215	1,324
Exit activities and restructuring liability	2,034	1,809
Other current liabilities	2,566	1,590
Total current liabilities	54,183	63,143

Deferred revenues	4,759	3,544
Capital lease obligations	48,692	52,686
Revolving credit facility	31,000	10,000
Term loan, less discount of $5,703 and $7,379, respectively	285,298	286,621
Exit activities and restructuring liability	1,844	2,701
Deferred rent	8,879	10,583
Deferred tax liability	880	7,293
Other long-term liabilities	4,640	3,828

Total liabilities	440,175	440,399
Commitments and contingencies (note 11)
Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 120,000 shares authorized; 55,971 and 54,410 shares outstanding, respectively	56	54
Additional paid-in capital	1,277,511	1,262,402
Treasury stock, at cost, 826 and 621 shares, respectively	(6,393)	(4,683)
Accumulated deficit	(1,153,957)	(1,105,514)
Accumulated items of other comprehensive loss	(2,781)	(1,923)
Total stockholders’ equity	114,436	150,336

Total liabilities and stockholders’ equity	$554,611	$590,735

The accompanying notes are an integral part of these consolidated financial statements.

F-3

INTERNAP CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Three Years Ended December 31, 2015
(In thousands)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Accumulated Deficit	Accumulated Items of Comprehensive Loss	Total Stockholders’ Equity
Balance, December 31, 2012	53,459	$54	$1,243,801	$(1,845)	$(1,046,190)	$(215)	$195,605
Net loss	—	—	—	—	(19,830)	—	(19,830)
Foreign currency translation	—	—	—	—	—	(464)	(464)
Interest rate swap	—	—	—	—	—	(777)	(777)

Stock-based compensation	—	—	7,167	—	—	—	7,167
Proceeds from exercise of stock options, net	564	—	2,138	(1,629)	—	—	509

Balance, December 31, 2013	54,023	54	1,253,106	(3,474)	(1,066,020)	(1,456)	182,210
Net loss	—	—	—	—	(39,494)	—	(39,494)
Foreign currency translation	—	—	—	—	—	(431)	(431)
Interest rate swap	—	—	—	—	—	(36)	(36)
Stock-based compensation	—	—	7,522	—	—	—	7,522
Proceeds from exercise of stock options, net	387	—	1,774	(1,209)	—	—	565

Balance, December 31, 2014	54,410	54	1,262,402	(4,683)	(1,105,514)	(1,923)	150,336
Net loss	—	—	—	—	(48,443)	—	(48,443)
Foreign currency translation	—	—	—	—	—	(197)	(197)
Foreign currency contracts						(745)	(745)
Interest rate swap	—	—	—	—	—	84	84
Stock-based compensation	—	—	9,063	—	—	—	9,063
Proceeds from exercise of stock options, net	1,561	2	6,046	(1,710)	—	—	4,338

Balance, December 31, 2015	55,971	$56	$1,277,511	$(6,393)	$(1,153,957)	$(2,781)	$114,436

The accompanying notes are an integral part of these consolidated financial statements.

F-4

INTERNAP CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash Flows from Operating Activities:
Net loss	$(48,443)	$(39,494)	$(19,830)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	92,655	81,169	53,148
Loss on disposal of property and equipment, net	674	112	9
Impairment of property and equipment	232	537	520
Amortization of debt discount and issuance costs	2,017	1,934	631
Stock-based compensation expense, net of capitalized amount	8,781	7,182	6,743
Equity in (earnings) of equity-method investment	(200)	(259)	(213)
Provision for doubtful accounts	1,354	1,306	1,861
Non-cash portion of loss on extinguishment of debt	—	—	841
Non-cash change in capital lease obligations	(1,437)	(412)	99
Non-cash change in exit activities and restructuring liability	2,241	4,591	1,185
Non-cash change in deferred rent	(1,704)	(2,577)	(1,907)
Deferred taxes	(3,966)	(1,555)	(67)
Other, net	261	81	75
Changes in operating assets and liabilities:
Accounts receivable	(2,211)	2,923	(5,777)
Prepaid expenses, deposits and other assets	1,099	1,839	(218)
Accounts payable	(4,814)	529	3,992
Accrued and other liabilities	(4,206)	413	(5,062)
Deferred revenues	758	498	1,149
Exit activities and restructuring liability	(2,873)	(4,245)	(2,895)
Asset retirement obligation	—	(1,319)	—
Other liabilities	(10)	(5)	(601)
Net cash flows provided by operating activities	40,208	53,248	33,683

Cash Flows from Investing Activities:
Purchases of property and equipment	(55,695)	(77,363)	(62,798)
Additions to acquired and developed technology	(1,462)	(3,100)	(801)
Proceeds from sale-leaseback transactions	—	4,662	—
Acquisition, net of cash received	—	74	(144,487)
Net cash flows used in investing activities	(57,157)	(75,727)	(208,086)

Cash Flows from Financing Activities:
Proceeds from credit agreements	21,000	10,000	320,000
Principal payments on credit agreements	(3,000)	(3,000)	(116,000)
Payment of debt issuance costs	—	—	(12,415)
Return (payment) of deposit collateral on credit agreement	—	6,461	(6,461)
Payments on capital lease obligations	(7,879)	(5,921)	(4,655)
Proceeds from exercise of stock options	6,046	1,774	2,138
Acquisition of common stock for income tax withholdings	(1,710)	(1,209)	(1,630)
Other, net	833	(181)	(167)
Net cash flows provided by financing activities	15,290	7,924	180,810
Effect of exchange rates on cash and cash equivalents	(653)	(379)	58
Net (decrease) increase in cash and cash equivalents	(2,312)	(14,934)	6,465
Cash and cash equivalents at beginning of period	20,084	35,018	28,553
Cash and cash equivalents at end of period	$17,772	$20,084	$35,018

Supplemental disclosure of cash flow information:
Cash paid for interest	$26,427	$24,957	$11,678
Non-cash acquisition of property and equipment under capital leases	6,377	9,626	9,815
Additions to property and equipment included in accounts payable	5,170	8,249	7,884

The accompanying notes are an integral part of these consolidated financial statements.

F-5

INTERNAP CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE COMPANY AND NATURE OF OPERATIONS

Internap Corporation (“we,” “us” or “our”) provides high-performance information technology (“IT”) infrastructure services. We provide services at 51 data centers across North America, Europe and the Asia-Pacific region and through 86 Internet Protocol (“IP”) service points.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Principles

We prepare our consolidated financial statements and accompanying notes in accordance with accounting principles generally accepted in the United States (“GAAP”). The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. We have eliminated inter-company transactions and balances in consolidation.

Estimates and Assumptions

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, doubtful accounts, goodwill and intangible assets, accruals, stock-based compensation, income taxes, restructuring charges, leases, long-term service contracts, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates.

Cash and Cash Equivalents

We consider all highly-liquid investments purchased with an original maturity of three months or less at the date of purchase and money market mutual funds to be cash equivalents. We maintain our cash and cash equivalents at major financial institutions and may at times exceed federally insured limits. We believe that the risk of loss is minimal. To date, we have not experienced any losses related to cash and cash equivalents.

Investment in Joint Venture

We account for investments that provide us with the ability to exercise significant influence, but not control, over an investee using the equity method of accounting. Significant influence, but not control, is generally deemed to exist if we have an ownership interest in the voting stock of the investee of between 20% and 50%, although we consider other factors, such as minority interest protections, in determining whether the equity method of accounting is appropriate. As of December 31, 2015, Internap Japan Co., Ltd. (“Internap Japan”), a joint venture with NTT-ME Corporation and Nippon Telegraph and Telephone Corporation (“NTT Holdings”), qualified for equity method accounting. We record our proportional share of the income and losses of Internap Japan one month in arrears on the accompanying consolidated balance sheets as a long-term investment and our share of Internap Japan’s income and losses, net of taxes, as a separate caption in our accompanying consolidated statements of operations and comprehensive loss.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable and other current liabilities, approximate fair value due to the short-term nature of these assets and liabilities. Due to the nature of our credit agreement and variable interest rates, the fair value of our debt approximates the carrying value.

F-6

We measure and report certain financial assets and liabilities at fair value on a recurring basis, including cash equivalents. The major categories of nonfinancial assets and liabilities that we measure at fair value include reporting units measured at fair value in step one of our goodwill impairment test.

Financial Instrument Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk principally consist of cash, cash equivalents, marketable securities and trade receivables. Given the needs of our business, we may invest our cash and cash equivalents in money market funds.

Property and Equipment

We carry property and equipment at original acquisition cost less accumulated depreciation and amortization. We calculate depreciation and amortization on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives used for network equipment are generally five years; furniture, equipment and software are three to seven years; and leasehold improvements are 10 to 25 years or over the lease term, depending on the nature of the improvement. We capitalize additions and improvements that increase the value or extend the life of an asset. We expense maintenance and repairs as incurred. We charge gains or losses from disposals of property and equipment to operations.

Leases

We record leases in which we have substantially all of the benefits and risks of ownership as capital leases and all other leases as operating leases. For leases determined to be capital leases, we record the assets held under capital lease and related obligations at the lesser of the present value of aggregate future minimum lease payments or the fair value of the assets held under capital lease. We amortize the asset over its estimated useful life or over the lease term, depending on the nature of the asset. The duration of lease obligations and commitments ranges from three years for equipment to 25 years for facilities. For leases determined to be operating leases, we record lease expense on a straight-line basis over the lease term. Certain leases include renewal options that, at the inception of the lease, are considered reasonably assured of being renewed. The lease term begins when we control the leased property, which is typically before lease payments begin under the terms of the lease. We record the difference between the expense in our consolidated statements of operations and comprehensive loss and the amount we pay as deferred rent, which we include in our consolidated balance sheets.

Costs of Computer Software Development

We capitalize software development costs incurred during the application development stage. Amortization begins once the software is ready for its intended use and is computed based on the straight-line method over the economic life. Judgment is required in determining which software projects are capitalized and the resulting economic life. We capitalized $4.6 million, $6.2 million and $7.5 million in internal-use software costs during the years ended December 31, 2015, 2014 and 2013, respectively. As of December 31, 2015 and 2014, the balance of unamortized internal-use software costs was $18.0 million and $17.7 million, respectively. During the years ended December 31, 2015, 2014 and 2013, amortization expense was $6.6 million, $6.7 million and $4.2 million, respectively.

Valuation of Long-Lived Assets

We periodically evaluate the carrying value of our long-lived assets, including, but not limited to, property and equipment. We consider the carrying value of a long-lived asset impaired when the undiscounted cash flows from such asset are separately identifiable and we estimate them to be less than its carrying value. In that event, we would recognize a loss based on the amount by which the carrying value exceeds the fair value of the long-lived asset. We determine fair value based on either market quotes, if available, or discounted cash flows using a discount rate commensurate with the risk inherent in our current business model for the specific asset being valued. We would determine losses on long-lived assets to be disposed of in a similar manner, except that we would reduce fair values by the cost of disposal. We charge losses due to impairment of long-lived assets to operations during the period in which we identify the impairment.

F-7

Goodwill and Other Intangible Assets

For purposes of valuing our goodwill, we have the following reporting units: IP services, IP products, data center services and data center products. We performed our annual impairment review as of August 1, 2015 and concluded that goodwill attributed to each of our reporting units was not impaired as the fair value of each reporting unit exceeded the carrying value, including goodwill.

To determine the fair value of our reporting units, we utilize the discounted cash flow and market methods. We have consistently utilized both methods in our goodwill impairment tests as we believe both, in conjunction with each other, provide a reasonable estimate of the fair value of the reporting unit. The discounted cash flow method is specific to our anticipated future results of the reporting unit, while the market method is based on our market sector including our competitors.

We determined the assumptions supporting the discounted cash flow method, including the discount rate, using our estimates as of the date of the impairment review. To determine the reasonableness of these assumptions, we performed various sensitivity analyses on certain of the assumptions used in the discounted cash flow method, such as forecasted revenues and discount rate. We used reasonable judgment in developing our estimates and assumptions and there was no impairment indicated in our testing.

The assumptions, inputs and judgments used in performing the valuation analysis are inherently subjective and reflect estimates based on known facts and circumstances at the time we perform the valuation. These estimates and assumptions primarily include, but are not limited to, discount rates; terminal growth rates; projected revenues and costs; earnings before interest, taxes, depreciation and amortization for expected cash flows; market comparables and capital expenditure forecasts. The use of different assumptions, inputs and judgments, or changes in circumstances, could materially affect the results of the valuation. Due to inherent uncertainty involved in making these estimates, actual results could differ from our estimates and could result in additional non-cash impairment charges in the future.

While we have not identified any impairment indicators in our IP services reporting unit subsequent to the annual impairment review, the fair value of this reporting unit exceeded its carrying value by 13% as of August 1, 2015. If revenue for such reporting unit continues to decline, we may be at risk for future impairment. At December 31, 2015, goodwill attributable to the IP services reporting unit was $33.7 million.

We did identify an impairment indicator for our IP products reporting unit in that actual 2015 revenue did not meet projections. At December 31, 2015, we recalculated the fair value using revised revenue projections for the rollout of our new product, Managed Internet Route Optimizer Controller, which replaced our previous generation of route optimization hardware, and the fair value of this reporting unit substantially exceed the carrying value. However, since this is a new product without an established historical revenue pattern, the IP products reporting unit may be at future risk of impairment if we do not meet our revised projections. At December 31, 2015, goodwill attributable to the IP products reporting unit was $5.8 million.

Other intangible assets have finite lives and we record these assets at cost less accumulated amortization. We record amortization of acquired and developed technologies to be sold using the greater of (a) the ratio of current revenues to total and anticipated future revenues for the applicable technology or (b) the straight-line method over the remaining estimated economic life, which is five to eight years. We amortize the cost of customer relationship and trade names over their useful lives of 10 to 15 years. We assess other intangible assets on a quarterly basis whenever any events have occurred or circumstances have changed that would indicate that impairment could exist. Our assessment is based on estimated future cash flows directly associated with the asset or asset group. If we determine that the carrying value is not recoverable, we may record an impairment charge, reduce the estimated remaining useful life or both. We concluded that no impairment indicators existed, with the exception of the phase-out of the iWeb trade name further described in note 7, to cause us to reassess our other intangible assets during the year ended December 31, 2015.

F-8

Derivatives

We use derivatives only to reduce exposure to specific identified risks including managing the overall cost of capital and translational and transactional exposure arising from foreign transactions and ensuring the certainty of outcome as it relates to commodity pricing exposure. We do not use derivatives for any other purpose.

Exit Activities and Restructuring

When circumstances warrant, we may elect to exit certain business activities or change the manner in which we conduct ongoing operations. If we make such a change, we will estimate the costs to exit a business or restructure ongoing operations. The components of the estimates may include estimates and assumptions regarding the timing and costs of future events and activities that represent our best expectations based on known facts and circumstances at the time of estimation. If circumstances warrant, we will adjust our previous estimates to reflect what we then believe to be a more accurate representation of expected future costs. Because our estimates and assumptions regarding exit activities and restructuring charges include probabilities of future events, such as our ability to find a sublease tenant within a reasonable period of time or the rate at which a sublease tenant will pay for the available space, such estimates are inherently vulnerable to changes due to unforeseen circumstances that could materially and adversely affect our results of operations. We monitor market conditions at each period end reporting date and will continue to assess our key assumptions and estimates used in the calculation of our exit activities and restructuring accrual.

Taxes

We account for income taxes under the liability method. We determine deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities, and we measure the tax assets and liabilities using the enacted tax rates and laws that will be in effect when we expect the differences to reverse. We maintain a valuation allowance to reduce our deferred tax assets to their estimated realizable value. We may recognize deferred tax assets in future periods if and when we estimate them to be realizable and supported by historical trends of profitability and future expectations within each tax jurisdiction.

We evaluate liabilities for uncertain tax positions, and we recognized $0 and $0.4 million for associated liabilities during the years ended December 31, 2015 and 2014, respectively. We recorded nominal interest and penalties arising from the underpayment of income taxes in “Benefit for income taxes” in our accompanying consolidated statements of operations and comprehensive loss. As of December 31, 2015 and 2014, we accrued $0 for interest and penalties related to uncertain tax positions.

We account for telecommunication, sales and other similar taxes on a net basis in “General and administrative” expense in our accompanying consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

We measure stock-based compensation cost at the grant date based on the calculated fair value of the award. We recognize the expense over the employee’s requisite service period, generally the vesting period of the award. The fair value of restricted stock is the market value on the date of grant. The fair value of stock options is estimated at the grant date using the Black-Scholes option pricing model with weighted average assumptions for the activity under our stock plans. Option pricing model input assumptions, such as expected term, expected volatility and risk-free interest rate, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop.

The expected term represents the weighted average period of time that we expect granted options to be outstanding, considering the vesting schedules and our historical exercise patterns. Because our options are not publicly traded, we assume volatility based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. We have also used historical data to estimate option exercises, employee termination and stock option forfeiture rates. Changes in any of these assumptions could materially impact our results of operations in the period the change is made.

F-9

We do not recognize a deferred tax asset for unrealized tax benefits associated with the tax deductions in excess of the compensation recorded (excess tax benefit). We apply the “with and without” approach for utilization of tax attributes upon realization of net operating losses in the future. This method allocates stock-based compensation benefits last among other tax benefits recognized. In addition, we apply the “direct only” method of calculating the amount of windfalls or shortfalls.

Treasury Stock

As permitted by our stock-based compensation plans, we acquire shares of treasury stock as payment of statutory minimum payroll taxes due from employees for stock-based compensation. However, we do not use shares of treasury stock acquired from employees in this manner to issue new equity awards under our stock-based compensation plans.

Revenue Recognition

We generate revenues primarily from the sale of data center services, including colocation, hosting and cloud, and IP services. Our revenues typically consist of monthly recurring revenues from contracts with terms of one year or more. We recognize the monthly minimum as revenue each month provided that we have entered into an enforceable contract, we have delivered the service to the customer, the fee for the service is fixed or determinable and collection is reasonably assured. We record installation fees as deferred revenue and recognize the revenue ratably over the estimated customer life.

For our data center services revenue, we determine colocation revenues by occupied square feet and both allocated and variable-based usage, which includes both physical space for hosting customers’ network and other equipment plus associated services such as power and network connectivity, environmental controls and security. We determine hosting revenues by the number of servers utilized (physical or virtual) and cloud revenues by the amount of processing and storage consumed.

We recognize IP services revenues on fixed-commitment or usage-based pricing. IP service contracts usually have fixed minimum commitments based on a certain level of bandwidth usage with additional charges for any usage over a specified limit. If a customer’s usage of our services exceeds the monthly minimum, we recognize revenue for such excess in the period of the usage.

We use contracts and sales or purchase orders as evidence of an arrangement. We test for availability or connectivity to verify delivery of our services. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

We also enter into multiple-element arrangements, or bundled services. When we enter into such arrangements, we account for each element separately over its respective service period provided that we have objective evidence of fair value for the separate elements. Objective evidence of fair value includes the price charged for the element when sold separately. If we cannot objectively determine the fair value of each element, we recognize the total value of the arrangement ratably over the entire service period to the extent that we have begun to provide the services, and we have satisfied other revenue recognition criteria.

For multiple-deliverable revenue arrangements we allocate arrangement consideration at the inception of an arrangement to all deliverables using the relative selling price method. The hierarchy for determining the selling price of a deliverable includes (a) vendor-specific objective evidence, if available, (b) third-party evidence, if vendor-specific objective evidence is not available and (c) best estimated selling price, if neither vendor-specific nor third-party evidence is available.

Vendor-specific objective evidence is generally limited to the price charged when we sell the same or similar service separately. If we seldom sell a service separately, it is unlikely that we will determine vendor-specific objective evidence for the service. We define vendor-specific objective evidence as an average price of recent standalone transactions that we price within a narrow range that we define.

F-10

We determine third-party evidence based on the prices charged by our competitors for a similar deliverable when sold separately. It is difficult for us to obtain sufficient information on competitor pricing to substantiate third-party evidence and therefore we may not always be able to use this measure.

If we are unable to establish selling price using vendor-specific objective evidence or third-party evidence, we use best estimated selling price in our allocation of arrangement consideration. The objective of best estimated selling price is to determine the price at which we would transact if we sold the service on a standalone basis. Our determination of best estimated selling price involves a weighting of several factors including, but not limited to, pricing practices and market conditions.

We analyze the selling prices used in our allocation of arrangement consideration on an annual basis at a minimum. We will analyze selling prices on a more frequent basis if a significant change in our business necessitates a more timely analysis or if we experience significant variances in our selling prices.

We account for each deliverable within a multiple-deliverable revenue arrangement as a separate unit of accounting if both of the following criteria are met: (a) the delivered item or items have value to the customer on a standalone basis and (b) for an arrangement that includes a general right of return for the delivered item(s), we consider delivery or performance of the undelivered item(s) probable and substantially in our control. We consider a deliverable to have standalone value if we sell this item separately or if the item is sold by another vendor or could be resold by the customer. Further, our revenue arrangements generally do not include a right of return relative to delivered services.

We combine deliverables not meeting the criteria for being a separate unit of accounting with a deliverable that does meet that criterion. We then determine the appropriate allocation of arrangement consideration and recognition of revenue for the combined unit of accounting.

Deferred revenue consists of revenue for services to be delivered in the future and consists primarily of advance billings, which we amortize over the respective service period. We defer and amortize revenues associated with billings for installation of customer network equipment over the estimated life of the customer relationship, which was, on average, approximately six years for 2015, 2014 and 2013. We defer and amortize revenues for installation services because the installation service is integral to our primary service offering and does not have value to customers on a stand-alone basis. We also defer and amortize the associated incremental direct costs.

We routinely review the collectability of our accounts receivable and payment status of our customers. If we determine that collection of revenue is uncertain, we do not recognize revenue until collection is reasonably assured. Additionally, we maintain an allowance for doubtful accounts resulting from the inability of our customers to make required payments on accounts receivable. We base the allowance for doubtful accounts on general customer information, which primarily includes our historical cash collection experience and the aging of our accounts receivable, as well as historical write-offs as a percentage of revenue. We assess the payment status of customers by reference to the terms under which we provide services or goods, with any payments not made on or before their due date considered past-due. Once we have exhausted all collection efforts, we write the uncollectible balance off against the allowance for doubtful accounts. We routinely perform credit checks for new and existing customers and require deposits or prepayments for customers that we perceive as being a credit risk. In addition, we record a reserve amount for potential credits to be issued under our service level agreements and other sales adjustments.

Research and Development Costs

We include research and development costs in general and administrative costs and we expense them as incurred. These costs primarily relate to our development and enhancement of IP routing technology, hosting and cloud technologies and network engineering costs associated with changes to the functionality of our services. Research and development costs were $2.2 million, $2.8 million and $2.1 million during the years ended December 31, 2015, 2014 and 2013, respectively. These costs do not include $6.5 million, $8.5 million and $7.5 million of internal-use and available for sale software costs capitalized during the years ended December 31, 2015, 2014 and 2013, respectively.

F-11

Advertising Costs

We expense all advertising costs as incurred. Advertising costs during the years ended December 31, 2015, 2014 and 2013 were $4.9 million, $6.5 million and $3.1 million, respectively.

Net Loss Per Share

We compute basic net loss per share by dividing net loss attributable to our common stockholders by the weighted average number of shares of common stock outstanding during the period. We exclude all outstanding options and unvested restricted stock as such securities are anti-dilutive for all periods presented.

Basic and diluted net loss per share is calculated as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2014	2013
Net loss and net loss available to common stockholders	$(48,443)	$(39,494)	$(19,830)
Weighted average shares outstanding, basic and diluted	51,898	51,237	51,135

Net loss per share, basic and diluted	$(0.93)	$(0.77)	$(0.39)

Anti-dilutive securities excluded from diluted net loss per share calculation for stock-based compensation plans	6,655	6,696	6,795

Segment Information and Operating Costs and Expenses

We align our reportable segments with the internal reporting that management uses for making operating decisions and assessing performance. Effective January 1, 2016, as further described in note 12, we operate in two business segments: data center and network services and cloud and hosting services. We include the operations of iWeb Technologies Inc. (“iWeb”), acquired in November 2013, in our cloud and hosting services segment. In addition, in conjunction with the change in our organizational structure, we reclassified certain costs included in the expense categories on our consolidated statement of operations, which resulted in the following: a reclassification of "Sales and marketing" and "General and administrative" to "Sales, general and administrative" and "Direct costs of amortization of acquired and developed technologies" to "Depreciation and amortization" included on our consolidated statements of operations.

Recent Accounting Pronouncements

Effective January 1, 2016, we adopted new guidance that required debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, which is consistent with the presentation of debt discounts. The guidance, applied retrospectively, was effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Adoption did not have a material impact on our financial condition and had no impact on our result of operations. Our restatement of prior year amounts from assets to liabilities was $0.9 million and $1.0 million at December 31, 2015 and 2014, respectively.

In November 2015, the Financial Accounting Standards Board (“FASB”) issued guidance to simplify the presentation of deferred income taxes, which require deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. We have elected early adoption as of December 31, 2015 and prospectively applied the guidance. We did not retrospectively adjust prior periods. Had we retrospectively applied the guidance at December 31, 2014, the impact on the accompanying consolidated balance sheet would have been a decrease in “Current deferred tax asset” of $0.6 million with a decrease in “Long-term deferred tax liability” of $0.6 million.

In February 2015, FASB issued guidance to improve targeted areas of the existing consolidation guidance and reduce the number of consolidation models. This update is effective for annual and interim periods beginning after December 15, 2015, with early adoption permitted. We expect adoption will not have a material impact on our financial condition or result of operations.

F-12

In August 2014, FASB issued new guidance which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable) and provide related disclosures. The guidance is effective for the annual and interim periods ending after December 15, 2016. Early adoption is permitted. We expect adoption will not have a material impact on our financial condition or result of operations.

In May 2014, FASB issued new guidance which provides a single model for revenue arising from contracts with customers and supersedes current revenue recognition guidance. The guidance is effective for periods beginning January 1, 2018. The guidance permits the application of its requirements retrospectively to all prior periods presented or in the year of adoption through a cumulative adjustment. We are currently evaluating the impact that the adoption will have on our consolidated financial statements and related disclosures. As we have not completed our evaluation, we cannot make a determination of the impact and have not yet selected a transition method or determined the impact of the standard on our ongoing financial reporting.

3.	ACQUISITION

iWeb Acquisition

On November 26, 2013, we completed the acquisition of iWeb. Headquartered in Montreal, Quebec, Canada, iWeb, at the time of acquisition, had four company-controlled data centers supporting global hosting, cloud and colocation services. Effective January 1, 2016, we include the results of iWeb in our cloud and hosting services segment in the consolidated statements of operations. For the period of November 26, 2013 through December 31, 2013, these results consisted of revenue of $3.6 million and loss before income tax of $0.4 million.

We acquired all of the outstanding capital stock of iWeb for a total purchase price, net of working capital adjustments provided for under the purchase agreement, of $145.7 million. The net cash paid was $144.4 million, which included cash acquired of $1.3 million.

We incurred $4.2 million in acquisition costs, which we expensed and included in “General and administrative” in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2013. We funded the purchase price and acquisition costs through a $350.0 million credit agreement, which we entered into contemporaneously with the acquisition, further described in note 11.

Purchase Price Allocation

We allocated the aggregate purchase price for iWeb to the net tangible and intangible assets based on their fair value as of November 26, 2013. We based the allocation of the purchase price on a valuation for property and equipment, intangible assets and deferred revenue and the carrying value for the remaining assets and liabilities, as the carrying value approximates fair value. The fair value of iWeb’s property and equipment was estimated using the market approach, using comparable market prices; the income approach, using present value of future income or cash flow; or the cost approach, using the replacement cost of assets, depending on the nature of the assets being valued. The fair value of identifiable intangible assets were measured at fair value primarily using various “income approaches,” which required a forecast of expected future cash flows, either for the use of a relief-from royalty method or a multi-period excess earnings method. We recorded the excess of the purchase price over the net tangible and intangible assets as goodwill. Factors that contributed to the recognition of goodwill included expected synergies and the trained workforce. We expect that none of the goodwill will be deductible for tax purposes. Our purchase price allocation was as follows (in thousands):

Current assets, including cash acquired of $1.3 million	$4,284
Property and equipment	52,497
Goodwill	70,708
Intangible assets	40,925
Other long-term assets	689
Current liabilities	(7,119)
Deferred revenue	(3,740)
Capital lease obligations	(1,301)
Other long-term liabilities	(2,981)
Net deferred income tax liability, long-term	(8,249)
$145,713

F-13

The intangible assets acquired were as follows (in thousands):

	Fair Value	Weighted Average Useful Life
Customer relationships	$22,200	15 years
Trade name (1)	15,100	30 years
Beneficial leasehold interest	858	14 years
Internally developed software	2,767	5 years
Total intangible assets	$40,925

(1)	During 2015, as further described in note 7, we accelerated the useful life of the iWeb trade name to support our long-term strategy. At December 31, 2015, the unamortized balance was zero.

Unaudited Supplemental Financial Information

Our unaudited pro forma results presented below, including iWeb, for the year ended December 31, 2013 are presented as if the acquisition had been completed on January 1, 2012. We calculated these amounts by adjusting the historical results of iWeb to reflect the additional interest, depreciation and amortization expenses that would have been recorded assuming the fair value adjustments to intangible assets had been applied from January 1, 2012, with the consequential tax effects. For the year ended December 31, 2013, the pro forma financial information below is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of 2012.

(in thousands)
Unaudited pro forma revenue	$323,000
Unaudited pro forma net loss	(32,000)

4.	FAIR VALUE MEASUREMENTS

We account for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. We categorize each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1: Quoted prices in active markets for identical assets or liabilities;
•	Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-14

Assets and liabilities measured at fair value on a recurring basis are summarized as follows (in thousands):

	Level 1	Level 2	Level 3	Total
December 31, 2015:
Foreign currency contracts (note 10)	$—	$1,019	$—	$1,019
Interest rate swap (note 10)	—	728	—	728
Asset retirement obligations (1) (note 11)	—	—	2,803	2,803

December 31, 2014:
Interest rate swap (note 10)	—	813	—	813
Asset retirement obligations (1) (note 11)	—	—	2,471	2,471

(1)	We calculate the fair value of asset retirement obligations by discounting the estimated amount using the current Treasury bill rate adjusted for our credit non-performance.

The following table provides a summary of changes in our Level 3 asset retirement obligations (in thousands):

	December 31,
	2015	2014
Balance, January 1	$2,471	$2,357
Accrued estimated obligation, less fair value adjustment	—	1,338
Subsequent revision of estimated obligation	70	(68)
Accretion (1)	262	244
Payments	—	(1,319)
Gain on settlement (2)	—	(81)
Balance, December 31	$2,803	$2,471

(1)	Included in data center services “Direct costs of network, sales and services” in the accompanying consolidated statements of operations and comprehensive loss.

(2)	Included in “Other, net” in the accompanying consolidated statements of operations and comprehensive loss.

The fair values of our other Level 3 debt liabilities, estimated using discount cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements, are as follows (in thousands):

	December 31,
	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Term loan	$294,000	303,000	$297,000	313,000
Revolving credit facility	31,000	30,400	10,000	9,900

F-15

5.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,
	2015	2014
Network equipment	$215,333	$194,441
Network equipment under capital lease	10,126	8,023
Furniture and equipment	18,957	19,811
Software	49,769	41,595
Leasehold improvements	378,747	380,376
Land	—	254
Building	—	696
Buildings under capital lease	63,117	64,323
Property and equipment, gross	736,049	709,519
Less: accumulated depreciation and amortization ($31,784 and $25,209 related to capital leases at December 31, 2015 and 2014, respectively)	(407,349)	(367,374)
	$328,700	$342,145

We disposed or retired $33.3 million of assets with accumulated depreciation of $32.6 million during the year ended December 31, 2015, $17.9 million of assets with accumulated depreciation of $17.4 million during the year ended December 31, 2014 and $8.1 million of assets with accumulated depreciation of $8.1 million during the year ended December 31, 2013. We capitalized an immaterial amount of interest for each of the three years ended December 31, 2015.

Depreciation and amortization of property and equipment consisted of the following (in thousands):

	Year ended December 31,
	2015	2014	2013
Direct costs of network, sales and services	$70,080	$70,579	$44,799
Other depreciation and amortization	19,125	4,672	3,382
Subtotal	89,205	75,251	48,181
Amortization of acquired and developed technologies	3,450	5,918	4,967
Total depreciation and amortization	$92,655	$81,169	$53,148

6.	INVESTMENT IN JOINT VENTURE

We have previously invested $4.1 million for a 51% ownership interest in Internap Japan, a joint venture with NTT-ME Corporation and NTT Holdings. Given the minority interest protections in favor of our joint venture partners, we do not assert control over the joint venture’s operational and financial policies and practices required to account for the joint venture as a subsidiary whose assets, liabilities, revenue and expense would be consolidated. We are, however, able to assert significant influence over the joint venture and, therefore, account for our joint venture investment using the equity-method of accounting.

Our investment activity in the joint venture is summarized below (in thousands):

	Year Ended December 31,
	2015	2014
Investment balance, January 1	$2,622	$2,602
Proportional share of net income	200	259
Unrealized foreign currency translation loss, net	(54)	(239)
Investment balance, December 31	$2,768	$2,622

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

During the years ended December 31, 2015 and 2014, we did not identify an impairment as a result of our annual impairment test. However, at December 31, 2015, as further discussed in Note 2 “Goodwill and other intangible assets”, we considered the likelihood of triggering events that might cause us to reassess goodwill on an interim basis and concluded that we had an impairment indictor in our IP products reporting unit, included in our IP services reporting segment below. We recalculated the fair value and it substantially exceeded the carrying value. At December 31, 2015, goodwill attributable to the IP Products reporting unit was $5.8 million.

F-16

Effective January 1, 2016, under our new segments as described in note 12, the carrying amount of our goodwill is as follows (in thousands):

December 31, 2015 and 2014
Data Center and Network Services	$80,104
Cloud and hosting services	50,209
130,313

Other Intangible Assets

During the years ended December 31, 2015 and 2014, we concluded that no impairment indicators existed to cause us to reassess our other intangible assets.

The components of our amortizing intangible assets, including capitalized software, are as follows (in thousands):

	December 31, 2015		December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired and developed technology	$52,783	(43,807)	$52,512	$(40,718)
Customer relationships and trade names (1)	69,548	(45,637)	69,548	(28,797)
	$122,331	(89,444)	$122,060	$(69,515)

(1)	During 2015, we determined to phase-out the use of the iWeb trade name to support our long-term strategy. As a result, we changed the estimate of the trade name’s useful life to approximately nine months beginning in late March 2015. During the year ended December 31, 2015, the additional amortization expense was $14.0 million. At December 31, 2015, the unamortized balance was zero.

Amortization expense for intangible assets during the years ended December 31, 2015, 2014 and 2013 was $20.3 million, $9.1 million and $5.9 million, respectively. As of December 31, 2015, remaining amortization expense is as follows (in thousands):

2016	$5,242
2017	4,488
2018	4,321
2019	3,714
2020	2,614
Thereafter	12,508
$32,887

8.	ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	December 31,
	2015	2014
Compensation and benefits payable	$5,906	$7,239
Property, sales, and other taxes	996	1,512
Customer credit balances	1,179	1,815
Other	2,656	2,554
	$10,737	$13,120

F-17

9.	EXIT ACTIVITIES AND RESTRUCTURING

During the year ended December 31, 2015, we recorded initial exit activity charges primarily due to the termination of contracts, with payments expected primarily through 2020 and subsequent plan adjustments in sublease income assumptions for properties included in our previously-disclosed plans, with payments expected from 2016 through 2019. During the year ended December 31, 2014, we recorded initial exit activity charges primarily due to ceasing use of certain data center space, with payments expected through 2019. We include initial charges and plan adjustments in “Exit activities, restructuring and impairments” in the accompanying statements of operations and comprehensive loss for the year ended December 31, 2015 and 2014.

The following table displays the transactions and balances for exit activities and restructuring charges, substantially related to our data center and network services segment, during each of the years ended December 31, 2015 and 2014 (in thousands):

	Balance December 31, 2014	Initial Charges	Plan Adjustments	Cash Payments	Balance December 31, 2015
Real estate obligations:
2015 exit activities	$—	$1,538	$—	$(531)	$1,007
2014 exit activities	2,010	—	244	(553)	1,701
2007 restructuring	2,325	—	660	(1,815)	1,170
Other	175	—	(6)	(169)	—
	$4,510	$1,538	$898	$(3,068)	$3,878

	Balance December 31, 2013	Initial Charges	Plan Adjustments	Cash Payments	Balance December 31, 2014
Real estate obligations:
2014 exit activities	$—	$3,499	$17	$(1,506)	$2,010
2007 restructuring	3,296	—	1,055	(2,026)	2,325
Other	867	—	21	(713)	175
	$4,163	$3,499	$1,093	$(4,245)	$4,510

10.	DERIVATIVES

Foreign Currency Contracts

During 2015, we entered into foreign currency contracts to mitigate the risk of a portion of our Canadian employee benefit expense. These contracts will hedge foreign exchange variations between the United States and Canadian dollar and commit us to purchase a total of $6.0 million Canadian dollars at an exchange rate of 1.268 through June 2016 and $12.0 million Canadian dollars at 1.2855 through June 2017. As of December 31, 2015, the fair value of our foreign currency contracts was $0.7 million included in “Other current liabilities” and $0.3 million included in “Other long-term liabilities” in the accompanying consolidated balance sheets. The fair value was calculated as the present value of the estimated future cash flows using an appropriate interest rate curve with adjustment for counterparty credit risk.

F-18

During the year ended December 31, 2015, the activity of the foreign currency contracts was as follows (in thousands):

Unrealized loss, net of $0.3 million income tax, included in “Accumulated items of other comprehensive loss” in the accompanying consolidated balance sheets	$745
Realized loss on effective portion, included as compensation expense primarily in “Direct costs of customer support” and “General and administrative” in the accompanying consolidated statements of operations and comprehensive loss	691

Interest Rate Swap

During December 2013, we entered into and currently hold an interest rate swap to add stability to interest expense and to manage exposure to interest rate movements of our credit agreement. Our interest rate swap, which was designated and qualified as a cash flow hedge, involves the receipt of variable rate amounts from a counterparty in exchange for us making fixed-rate, over 1.5%, payments over the life of the agreement without exchange of the underlying notional amount. The cash flow hedge had a notional amount starting at $150.0 million through December 31, 2016.

As of December 31, 2015 and 2014, the fair value of our interest rate swap, which was determined by the bank that holds the swap, was $0.7 million and is included in “Other current liabilities” in the accompanying consolidated balance sheets and $0.8 million and is included in “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. During the years ended December 31, 2015 and 2014, we recorded the effective portion of the change in fair value of our interest rate swap in “Accumulated items of other comprehensive loss” in the accompanying consolidated balance sheets. We did not recognize any hedge ineffectiveness during either of the years ended December 31, 2015 and 2014.

We will reclassify amounts reported in “Accumulated items of other comprehensive loss” related to our interest rate swaps to “Interest expense” in our accompanying consolidated statements of operations and comprehensive loss as we accrue interest payments on our variable-rate debt. Through December 31, 2016, we estimated that we will reclassify an additional $0.8 million as an increase to interest expense since the hedge interest rate currently exceeds the variable interest rate on our debt.

The activity of our interest rate swap is summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014
Gain (loss) recorded as the effective portion of the change in fair value	84	(36)
Interest payments reclassified as an increase to interest expense	798	806

11.	COMMITMENTS, CONTINGENCIES AND LITIGATION

Credit Agreement

During 2013, we entered into a $350.0 million credit agreement (the “credit agreement”), which provides for a senior secured first lien term loan facility of an initial $300.0 million (“term loan”) and a second secured first lien revolving credit facility of $50.0 million (“revolving credit facility”). Concurrently with the effective date and funding of the term loan, we acquired iWeb and paid off our previous credit facility, which resulted in a loss on extinguishment of debt of $0.9 million. In addition, we recorded a debt discount of $9.5 million related to costs incurred for the credit agreement.

The revolving credit facility is due November 26, 2018. The term loan is due in installments of $750,000 on the last day of each fiscal quarter, with the remaining unpaid balance due November 26, 2019.

F-19

Borrowings under the credit agreement bear interest at a rate per annum equal to an applicable margin plus, at our option, a base rate or an adjusted LIBOR rate. The applicable margin for loans under the revolving credit facility is 3.50% for loans bearing interest calculated using the base rate (“Base Rate Loans”) and 4.50% for loans bearing interest calculated using the adjusted LIBOR rate (“Adjusted LIBOR Loans”). The applicable margin for loans under the term loan is 4.00% for Base Rate Loans and 5.00% for Adjusted LIBOR Rate loans. The base rate is equal to the highest of (a) the adjusted U.S. Prime Lending Rate as published in the Wall Street Journal, (b) with respect to Term Loans issued on the Closing Date, 2.00%, (c) the federal funds effective rate from time to time, plus 0.50%, and (d) the adjusted LIBOR rate, as defined below, for a one-month interest period, plus 1.00%. The adjusted LIBOR rate is equal to the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period (one, two, three or six months), as quoted on Reuters screen LIBOR (or any successor page or service). The financing commitments of the Lenders extending the revolving credit facility are subject to various conditions, as set forth in the credit agreement.

The credit agreement includes financial covenants relating to maximum total leverage ratio, minimum consolidated interest coverage ratio and limitation on capital expenditures. As of December 31, 2015, we were in compliance with these financial covenants.

Our obligations are secured pursuant to a security agreement, under which we granted a security interest in substantially all of our assets, including the capital stock of our domestic subsidiaries and 65% of the capital stock of our foreign subsidiaries.

A summary of our credit agreement as of December 31, 2015 and December 31, 2014 is as follows (dollars in thousands):

	December 31,
	2015	2014
Outstanding principal balance on the term loan, less unamortized discount of $6.5 million and $8.0 million, respectively	$287,457	$288,994
Outstanding balance on the revolving credit facility	31,000	10,000
Letters of credit issued with proceeds from revolving credit facility	4,144	6,329
Borrowing capacity	14,856	33,671
Interest rate – term loan	6.0%	6.0%
Interest rate – revolving credit facility	4.7%	4.7%

Maturities of the term loan are as follows:
2016		$3,000
2017		3,000
2018		3,000
2019		285,000
		$294,000

Asset Retirement Obligations

In prior years, we recorded asset retirement obligations (“ARO”) related to future estimated removal costs of leasehold improvements for certain data center leased properties. We were able to reasonably estimate the liabilities on these properties in order to record the ARO and the corresponding asset retirement cost in our data center services segment at its fair value. We calculated the fair value by discounting the estimated amount to present value using the applicable Treasury bill rate adjusted for our credit non-performance risk. As of December 31, 2015 and 2014, the balance of the present value ARO was $0.2 million and $0, which we included in “Other current liabilities,” respectively, and $2.6 million and $2.5 million, which we included in “Other long-term liabilities,” respectively, in the consolidated balance sheets. We included all asset retirement costs in “Property and equipment, net” in the consolidated balance sheets as of December 31, 2015 and 2014, and depreciated those costs using the straight-line method over the remaining term of the related lease.

We have other capital lease agreements that require us to decommission physical space for which we have not yet recorded an ARO. Due to the uncertainty of specific decommissioning obligations, timing and related costs, we cannot reasonably estimate an ARO for these properties and we have not recorded a liability at this time for such properties.

F-20

Capital Leases

We record capital lease obligations and leased property and equipment at the lesser of the present value of future lease payments based upon the terms of the related lease or the fair value of the assets held under capital leases. As of December 31, 2015, our capital leases had expiration dates ranging from 2016 to 2039.

Future minimum capital lease payments and the present value of the minimum lease payments for all capital leases as of December 31, 2015, are as follows (in thousands):

2016	$13,176
2017	12,376
2018	11,900
2019	10,085
2020	7,187
Thereafter	27,682
Remaining capital lease payments	82,406
Less: amounts representing imputed interest	(25,293)
Present value of minimum lease payments	57,113
Less: current portion	(8,421)
$48,692

Operating Leases

We have entered into leases for data center, private network access points (“P-NAPs”) and office space that are classified as operating leases. Initial lease terms range from three to 25 years and contain various periods of free rent and renewal options. However, we record rent expense on a straight-line basis over the initial lease term and any renewal periods that are reasonably assured. Certain leases require that we maintain letters of credit. Future minimum lease payments on non-cancelable operating leases having terms in excess of one year were as follows at December 31, 2015 (in thousands):

2016	$26,727
2017	24,439
2018	18,170
2019	10,031
2020	4,103
Thereafter	8,368
$91,838

Rent expense was $21.6 million, $21.3 million and $23.8 million during the years ended December 31, 2015, 2014 and 2013, respectively.

Other Commitments

We have entered into commitments primarily related to IP, telecommunications and data center services. Future minimum payments under these service commitments having terms in excess of one year were as follows at December 31, 2015 (in thousands):

2016	$7,026
2017	2,803
2018	807
2019	451
2020	79
Thereafter	—
$11,166

F-21

Litigation

On September 18, 2015, a purported stockholder filed a putative class action complaint in the Superior Court of Fulton County of the State of Georgia against us, the current members of our board of directors and Jefferies Finance LLC (“Jefferies”). The complaint was captioned Grisolia v. Internap Corp., et al., Case No. 2015cv265926 (Ga. Sup. Ct.) and the complaint alleged, among other things, that the members of our board of directors breached their fiduciary duties, and that Jefferies aided and abetted such breaches, in connection with the credit agreement described in this filing. The complaint alleged that the credit agreement contained a so-called “dead hand proxy put” provision that (a) defined the election of a majority of directors whose initial nomination arose from an actual or threatened proxy contest to be an event of default that triggers the lenders’ right to accelerate payment of the debt outstanding under the credit agreement; and (b) thereby allegedly coerced stockholders and entrenched the members of our board of directors. The Plaintiff further claimed that Jefferies aided and abetted the alleged breach of fiduciary duties by including the provisions in the credit agreement and encouraging our board of directors to accept them. The complaint sought, among other things, declaratory and injunctive relief, as well as an award of costs and disbursements, including attorneys’ and experts’ fees.

On October 30, 2015, we, along with our lenders, amended the credit agreement to remove the provision which was the subject of the litigation. The parties have agreed that the amendment moots the Plaintiff’s claims.  The parties filed a stipulation of dismissal and, on January 28, 2016, the court entered an order dismissing the case. We recorded $0.4 million as litigation expense in “General and administrative” in the accompanying statements of operations and comprehensive loss for the year ended December 31, 2015.

We are subject to other legal proceedings, claims and litigation arising in the ordinary course of business. Although the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse impact on our financial condition, results of operations or cash flows.

12.	OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

Operating Segment Information

Effective January 1, 2016, we changed our organizational structure in an effort to create more effective and efficient business operations and to improve customer and product focus. In that regard, we revised the information that our chief executive officer, who is also our chief operating decision maker, regularly reviews for purposes of allocating resources and assessing performance.  As a result, beginning January 1, 2016, we now report our financial performance based on our two new reportable segments, Data Center and Network Services and Cloud and Hosting Services, as follows:

Data Center and Network Services

Our Data Center and Network Services segment consists of colocation and Internet Protocol (“IP”) connectivity services.

Colocation

Colocation involves providing physical space within data centers and associated services such as power, interconnection, environmental controls, monitoring and security while allowing our customers to deploy and manage their servers, storage and other equipment in our secure data centers. We sell our colocation services at 51 data centers across North America, Europe and the Asia-Pacific region. We refer to 15 of these facilities as “company-controlled,” meaning we control the data center operations, staffing and infrastructure and have negotiated long-term leases for the facilities. For company-controlled facilities, in most cases we design the data center infrastructure, procure the capital equipment, deploy the infrastructure and are responsible for the operation and maintenance of the facility. We refer to the remaining 36 data centers as “partner” sites. In these locations, a third party designs and deploys the infrastructure and provides for the operation and maintenance of the facility.

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IP Connectivity

IP connectivity includes our patented Performance IP™ service, content delivery network services, IP routing hardware and software platform and Managed Internet Route Optimizer™ Controller. By intelligently routing traffic with redundant, high-speed connections over multiple, major Internet backbones, our IP connectivity provides high-performance and highly-reliable delivery of content, applications and communications to end users globally. We deliver our IP connectivity through 86 IP service points around the world.

Cloud and Hosting Services

Our cloud and hosting services segment consists of hosted Infrastructure-as-a-Service as a cloud platform or via managed hosting. For both Infrastructure-as-a-Service options, we provision and maintain the hardware, data center infrastructure and interconnection, while allowing our customers to own and manage their software applications and content.

Cloud

Cloud services involve providing compute and storage services via an integrated platform that includes servers, storage and network. We built our next generation cloud platform with our high-density colocation, Performance IP service and OpenStack, a leading open source technology for cloud services. We deliver our cloud services in eight locations across North America, Europe and the Asia-Pacific region.

Managed Hosting

Managed hosting involves providing a single tenant infrastructure environment consisting of servers, storage and network. We deliver this customizable infrastructure platform based on enterprise-class technology to support complex application and compliance requirements for our customers. We deliver our managed hosting services in 11 locations across North America, Europe and the Asia-Pacific region.

Segment profit is calculated as segment revenues less direct costs of sales and services, exclusive of depreciation and amortization for the segment, and does not include direct costs of customer support.

	Year Ended December 31,
	2015	2014	2013
Revenues:
Data center and network services	$213,040	$226,528	$230,945
Cloud and hosting services	105,253	108,431	52,397
Total revenues	318,293	334,959	283,342

Direct costs of sales and services, exclusive of depreciation and amortization:
Data center and network services	104,105	115,820	114,847
Cloud and hosting services	27,335	29,126	17,165
Total direct costs of sales and services, exclusive of depreciation and amortization	131,440	144,946	132,012

Segment profit:
Data center and network services	108,935	110,708	116,098
Cloud and hosting services	77,918	79,305	35,232
Total segment profit	186,853	190,013	151,330

Exit activities, restructuring and impairments	2,278	4,520	1,414
Other operating expenses, including direct costs of customer support, depreciation and amortization	210,470	199,832	157,403
Loss from operations	(25,895)	(14,339)	(7,487)
Non-operating expenses	26,408	26,775	12,841
Loss before income taxes and equity in (earnings) of equity-method investment	$(52,303)	$(41,114)	$(20,328)

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Total assets by segment are as follows (in thousands):

	December 31,
	2015	2014
Data center and network services	$309,240	$286,689
Cloud and hosting services	224,831	281,340
Corporate	20,540	22,706
	$554,611	$590,735

We present goodwill by segment in note 7, and as discussed in that note, we did not record an impairment charge during the years ended December 31, 2015 and 2014.

Geographic Information

Revenues are allocated to countries based on location of services. Revenues, by country with revenues over 10% of total revenues, are as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues:
United States	$245,853	$258,770	$257,591
Canada	47,021	47,479	4,303
Other countries	25,419	28,710	21,448
	$318,293	$334,959	$283,342

Net property and equipment, by country with assets over 10% of total property and equipment, is as follows (in thousands):

	December 31,
	2015	2014
United States	$272,178	$278,065
Canada	54,286	60,320
Other countries	2,236	3,760
	$328,700	$342,145

13.	STOCK-BASED COMPENSATION PLANS

We have granted employees options to purchase shares of our common stock and issued shares of common stock subject to vesting. We measure stock-based compensation cost at the grant date based on the calculated fair value of the option or award. We recognize the expense over the employees’ requisite service period, generally the vesting period of the option or award. We estimate the fair value of stock options at the grant date using the Black-Scholes option pricing model. Stock option pricing model input assumptions such as expected term, expected volatility and risk-free interest rate, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation. These assumptions are subjective and generally require significant analysis and judgment to develop.

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The following table summarizes the amount of stock-based compensation, net of estimated forfeitures, included in the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2015	2014	2013
Direct costs of customer support	$1,901	$1,448	$1,108
Sales and marketing	2,101	1,147	1,110
General and administrative	4,779	4,587	4,525
	$8,781	$7,182	$6,743

We have not recognized any tax benefits associated with stock-based compensation due to our tax net operating losses. During the three years ended December 31, 2015, 2014 and 2013, we capitalized $0.3 million, $0.3 million and $0.4 million, respectively, of stock-based compensation.

The significant weighted average assumptions used for estimating the fair value of the option grants under our stock-based compensation plans during the years ended December 31, 2015, 2014 and 2013, were expected terms of 4.5, 4.6 and 4.4 years, respectively; historical volatilities of 40%, 47% and 66%, respectively; risk free interest rates of 1.4%, 1.4% and 0.7%, respectively and no dividend yield. The weighted average estimated fair value per share of our stock options at grant date was $3.23, $3.13 and $4.46 during the years ended December 31, 2015, 2014 and 2013, respectively. The expected term represents the weighted average period of time that the stock options are expected to be outstanding, giving consideration to the vesting schedules and our historical exercise patterns. Because our stock options are not publicly traded, assumed volatility is based on the historical volatility of our stock. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected term of the options. We have also used historical data to estimate stock option exercises, employee terminations and forfeiture rates.

Under our 2014 Stock Incentive Plan (the “2014 Plan”), we may issue stock options, stock appreciation rights, restricted stock and restricted stock units to eligible employees and directors. Our historical practice has been to grant only stock options and restricted stock.

The compensation committee of our board of directors administers the 2014 Plan. As of December 31, 2015, 2.2 million shares of stock were available for issuance.

For all stock-based compensation plans, the exercise price for each stock option may not be less than the fair market value of a share of our common stock on the grant date. Stock options generally have a maximum term of 10 years from the grant date. Stock options become exercisable as determined at the grant date by the compensation committee of our board of directors. Stock options generally vest 25% after one year and monthly or quarterly over the following three years. Conditions, if any, under which stock will be issued under stock grants or cash or stock will be paid under restricted stock units and the conditions under which the interest in any stock that has been issued will become non-forfeitable are determined at the grant date by the compensation committee. All awards under the 2014 Plan are subject to minimum vesting requirements unless otherwise determined by the compensation committee: a minimum one-year vesting period for time-based stock option and stock appreciation rights and a minimum three-year vesting period for time-based stock grants, except as described below for non-employee directors. If awards are performance-based, then performance must be measured over a period of at least one year. The 2014 Plan limits the number of shares that may be granted as full value awards (that is, grants other than in the form of stock options or stock appreciation rights) to 50% of the total number of shares available for issuance. In general, when awards granted under the 2014 Plan expire or are canceled without having been fully exercised, the shares reserved for those awards will be returned to the share reserve and be available for future awards. However, shares of common stock that are delivered by the grantee or withheld by us as payment of the exercise price in connection with the exercise of an option or payment of the tax withholding obligation in connection with any award will not be returned to the share reserve and will not be available for future awards. We have reserved sufficient common stock to satisfy stock option exercises with newly issued stock. However, we may also use treasury stock to satisfy stock option exercises.

During 2015, 2014 and 2013, the value of the equity grants received by non-employee directors was $118,000, $96,000 and $94,000, respectively, in the form of restricted stock that vests on the date of our annual meeting of stockholders in the year following grant.

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Stock option activity during the year ended December 31, 2015 under all of our stock-based compensation plans was as follows (shares in thousands):

	Shares	Weighted Average Exercise Price
Balance, December 31, 2014	5,928	$7.07
Granted	1,344	9.17
Exercised	(856)	7.06
Forfeitures and post-vesting cancellations	(911)	8.50
Balance, December 31, 2015	5,505	7.35
Exercisable, December 31, 2015	3,659	6.68

Fully vested and exercisable stock options and stock options expected to vest as of December 31, 2015 are further summarized as follows (shares in thousands):

	Fully Vested and Exercisable	Expected to Vest
Total shares	3,659	5,161
Weighted-average exercise price	$6.68	7.26
Aggregate intrinsic value	$3,387	3,387
Weighted-average remaining contractual term (in years)	3.4	4.7

The total intrinsic value of stock options exercised was $2.1 million, $0.6 million and $1.2 million during the years ended December 31, 2015, 2014 and 2013, respectively. None of our stock options or the underlying shares is subject to any right to repurchase by us.

Restricted stock activity during the year ended December 31, 2015 was as follows (shares in thousands):

	Shares	Weighted- Average Grant Date Fair Value
Unvested balance, December 31, 2014	769	$6.89
Granted	1,122	9.27
Vested	(540)	7.02
Forfeited	(213)	8.36
Unvested balance, December 31, 2015	1,138	8.90

The total fair value of restricted stock vested during the years ended December 31, 2015, 2014 and 2013 was $4.6 million, $3.5 million and $4.7 million, respectively. At December 31, 2015, the total intrinsic value of all unvested restricted stock was $7.3 million.

Total unrecognized compensation costs related to unvested stock-based compensation as of December 31, 2015 is as follows (dollars in thousands):

	Stock Options	Restricted Stock	Total
Unrecognized compensation	$4,458	$5,513	$9,971
Weighted-average remaining recognition period (in years)	2.7	1.9	2.2

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14.	EMPLOYEE RETIREMENT PLAN

We sponsor a defined contribution retirement savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Plan participants may elect to have a portion of their pre-tax compensation contributed to the plan, subject to certain guidelines issued by the Internal Revenue Service. Employer contributions are discretionary and were $0.8 million for the years ended December 31, 2015, 2014 and 2013, respectively.

15.	INCOME TAXES

The loss from continuing operations before income taxes and equity in (earnings) of equity-method investment is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
United States	$(31,572)	$(32,684)	$(17,066)
Foreign	(20,731)	(8,430)	(3,262)
Loss from continuing operations before income taxes and equity in (earnings) of equity-method investment	$(52,303)	$(41,114)	$(20,328)

The current and deferred income tax benefit is as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current:
Federal	$—	$—	$(420)
State	152	127	122
Foreign	158	121	12
	310	248	(286)
Deferred:
State	—	—	25
Foreign	(3,970)	(1,609)	(24)
	(3,970)	(1,609)	1
Net income tax benefit	$(3,660)	$(1,361)	$(285)

A reconciliation of the effect of applying the federal statutory rate and the effective income tax rate on our income tax benefit is as follows:

	Year Ended December 31,
	2015	2014	2013
Federal income tax at statutory rates	(34)%	(34)%	(34)%
Foreign income tax	4	—	—
State income tax	(4)	(4)	(4)
Other permanent differences	—	2	3
Statutory tax rate change	—	—	1
Compensation	3	4	5
Capital loss expiration	—	—	11
Acquisition costs	—	—	6
Change in valuation allowance	24	29	11
Effective tax rate	(7)%	(3)%	(1)%

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Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of deferred taxes related to the following (in thousands):

	December 31,
	2015	2014
Current deferred income tax assets:
Provision for doubtful accounts	$—	$2,998
Accrued compensation	—	1,673
Other accrued expenses	—	4
Deferred revenue	—	844
Restructuring liability	—	687
Other	—	208
Current deferred income tax assets	—	6,414
Less: valuation allowance	—	(5,781)
Net current deferred income tax assets	—	633

Long-term deferred income tax (liabilities) assets:
Property and equipment	52,551	45,719
Goodwill	3,338	3,388
Intangible assets	(19,049)	(20,090)
Deferred revenue, less current portion	2,540	1,225
Restructuring liability, less current portion	1,474	1,026
Deferred rent	3,482	4,119
Stock-based compensation	5,578	4,667
Provision for doubtful accounts	2,299	—
U.S. net operating loss carryforwards	78,570	69,457
Foreign net operating loss carryforwards, less current portion	10,238	10,052
Tax credit carryforwards	3,683	3,246
Other	2,726	1,771
Long-term deferred income tax assets	147,430	124,580
Less: valuation allowance	(148,310)	(130,236)
Net long-term deferred income tax (liabilities) assets	(880)	(5,656)

Net deferred tax liabilities	$(880)	$(5,023)

In November 2015, the Financial Accounting Standards Board issued guidance to simplify the presentation of deferred income taxes, which require deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. We have elected early adoption as of December 31, 2015 and prospectively applied.

As of December 31, 2015, we had U.S. net operating loss carryforwards for federal tax purposes of $234.4 million that will expire in tax years 2018 through 2035. Of the total U.S. net operating loss carryforwards, $27.7 million of net operating losses related to the deduction of stock-based compensation that will be tax-effected and the benefit credited to additional paid-in capital when realized. In addition, we have alternative minimum tax, research and development tax, foreign tax and state & local tax credits carryforwards of approximately $1.3 million. Alternative minimum tax credits have an indefinite carryforward period while our research and development credits will begin to expire in 2026. Finally, we have foreign net operating loss carryforwards of $43.7 million that will begin to expire in tax year 2015.

We determined that through December 31, 2015, no further ownership changes have occurred since 2001 pursuant to Section 382 of the Internal Revenue Code (“Section 382”). Therefore, as of December 31, 2015, no additional material limitations existed on the U.S. net operating losses related to Section 382. However, if we experience subsequent changes in stock ownership as defined by Section 382, we may have additional limitations on the future utilization of our U.S. net operating losses.

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A deferred tax asset is also created by accelerated depreciable lives of fixed assets for financial reporting purposes compared to income tax purposes. Network equipment and leasehold improvements comprise the majority of the income tax basis differences. These assets are deductible over a shorter life for financial reporting than for income tax purposes. As we retire assets in the future, the income tax basis differences will reverse and become deductible for income taxes.

We periodically evaluate the recoverability of the deferred tax assets and the appropriateness of the valuation allowance. As of December 31, 2015, we established a valuation allowance of $142.7 million against the U.S. deferred tax asset and $5.6 million against the foreign deferred tax asset that we do not believe are more likely than not to be realized. We will continue to assess the requirement for a valuation allowance on a quarterly basis and, at such time when we determine that it is more likely than not that the deferred tax assets will be realized, we will reduce the valuation allowance accordingly.

Changes in our deferred tax asset valuation allowance are summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Balance, January 1,	$136,017	$126,568	$124,433
Increase in deferred tax assets	12,293	9,449	2,135
Balance, December 31,	$148,310	$136,017	$126,568

We intend to reinvest future earnings indefinitely within each country. Accordingly, we have not recorded deferred taxes for the difference between our financial and tax basis investment in foreign entities. Based on negative cumulative earnings from foreign operations, we estimate that we will not incur incremental tax costs in the hypothetical instance of a repatriation and thus no deferred asset or liability would be recorded in our consolidated financial statements.

Our accounting for uncertainty in income taxes requires us to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, we must measure the tax position to determine the amount to recognize in the financial statements.

Changes in our unrecognized tax benefits are summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Unrecognized tax benefits balance, January 1,	$408	$408	$341
Addition for tax positions taken in a prior year	—	—	408
Deduction for tax positions taken in a prior year	(408)	—	(341)
Unrecognized tax benefits balance, December 31,	$—	$408	$408

During 2013, we recorded $0.4 million of additional unrecognized tax benefits through purchase accounting from the iWeb acquisition related to participation interest deducted in a prior year. No uncertain tax positions were recorded during 2014. During 2015, the statute of limitation for the iWeb uncertain tax position expired. Accordingly, this amount was removed from the uncertain tax position balance.

We classify interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations and comprehensive loss as a component of “Benefit for income taxes.” As of December 31, 2015, 2014 and 2013, we had an accrual of $0 for interest and penalties related to uncertain tax positions.

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Our federal income tax returns remain open to examination for the tax years 2012 through 2014; however, tax authorities have the right to adjust the net operating loss carryovers for years prior to 2012. Returns filed in other jurisdictions are subject to examination for years prior to 2012.

16.	UNAUDITED QUARTERLY RESULTS

The following table sets forth selected unaudited quarterly data during the years ended December 31, 2015 and 2014. The quarterly operating results below are not necessarily indicative of those in future periods (in thousands, except for share data).

	2015 Quarter Ended
	March 31	June 30	September 30	December 31
Revenues	$80,786	$80,432	$78,318	$78,756
Direct costs of sales and services, exclusive of depreciation and amortization	33,346	32,978	33,681	31,434
Direct costs of customer support	9,118	9,090	9,173	9,094
Exit activities, restructuring and impairments	265	59	920	1,033
Net loss	(10,442)	(12,534)	(14,197)	(11,269)
Basic and diluted net loss per share	(0.20)	(0.24)	(0.27)	(0.22)

	2014 Quarter Ended
	March 31	June 30	September 30	December 31
Revenues	$81,961	$84,068	$84,667	$84,263
Direct costs of sales and services, exclusive of depreciation and amortization	35,760	36,562	37,148	35,475
Direct costs of customer support	8,927	9,553	9,114	9,211
Exit activities, restructuring and impairments	1,384	1,561	56	1,518
Net loss	(10,675)	(11,185)	(9,377)	(8,257)
Basic and diluted net loss per share	(0.21)	(0.22)	(0.18)	(0.16)

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INTERNAP CORPORATION

FINANCIAL STATEMENT SCHEDULE

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (IN THOUSANDS)

	Balance at Beginning of Fiscal Period	Charges to Costs and Expense	Deductions		Balance at End of Fiscal Period
Year ended December 31, 2013:

Allowance for doubtful accounts	$1,809	$1,861	$(1,675	)(1)	$1,995

Year ended December 31, 2014:

Allowance for doubtful accounts	1,995	1,469	(1,343	)(1)	2,121

Year ended December 31, 2015:

Allowance for doubtful accounts	2,121	1,354	(1,724	)(1)	1,751

(1)	Deductions in the allowance for doubtful accounts represent write-offs of uncollectible accounts net of recoveries.

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